EXHIBIT 10.4

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

INNOVATIVE MEDTECH, INC.,

SARAH ADULT DAY SERVICES, INC.,

SARAH DAY CARE CENTERS, INC.,

THE SELLERS NAMED HEREIN,

DR. MERLE GRIFF, AS THE SELLER REPRESENTATIVE,

and

VETERANS SERVICES LLC

solely for the limited purposes set forth in Section 2.4(d)

Dated as of March 25, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of this 25th day of March, 2021, is by and among Innovative MedTech, Inc., a Delaware corporation (the “Buyer”), SARAH Adult Day Services, Inc. an Ohio corporation (the “Franchisor Company”), SARAH Day Care Centers, Inc. an Ohio corporation (the “OpCo” and together with Franchisor Company, each a “Company” and together the “Companies”), the shareholders of the Company set forth on the signature pages hereto (collectively, the “Sellers”), Dr. Merle Griff, in her capacity as the representative of the Sellers (the “Seller Representative”), and Veterans Services LLC, solely for the limited purposes set forth in Section 2.4(d). The Buyer, the Companies, the Sellers and the Seller Representative are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party.” Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context will have the meanings set forth or cross-referenced in Article 1.

RECITALS

A. The Sellers are the registered and beneficial owners of 100% of the issued and outstanding shares of common stock, no par value per share (the “Franchisor Common Stock”), of Franchisor Company as set forth on Annex A attached hereto (collectively, the “Franchisor Shares”);

B. The Sellers are the registered and beneficial owners of 100% of the issued and outstanding shares of common stock, no par value per share (the “OpCo Common Stock”, and together with the Franchisor Common Stock, the “Common Stock”), of OpCo as set forth on Annex A attached hereto (collectively, the “OpCo Shares”, and together with the Franchisor Shares, the “Shares”); and

C. Subject to the terms and conditions of this Agreement, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Franchisor Shares and the OpCo Shares (collectively, the “Purchased Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: DEFINITIONS

“AAA” has the meaning set forth in Section 8.19.

“Accounting Principles” means, with respect to each Company, the policies, principles, practices and methodologies used by such Company in the preparation of its most recent Financial Statements.

“Acquisition Engagement” has the meaning set forth in Section 8.21.

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“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Arbitration Firm” has the meaning set forth in Section 2.3(c).

“Assumed Debt Amount” means $500,000.

“Beneficiary” has the meaning set forth in Section 7.2(a).

“Boston Note” that certain Promissory Note, dated August 7, 2019, made by Boston Adult Daycare Corporation in favor of the Franchisor Company.

“Boston Note Amount” means $46,468.19.

“Business” means (a) the business of operating, and acting as franchisor under Franchise Agreements with Franchisees pursuant to which such Franchisees operate, a business providing adult day health and homecare services, (b) the business of owning and licensing the Intellectual Property used in connection with the operation of the Business and (c) operating businesses of the type being offered as franchised businesses.

“Buyer” has the meaning set forth in the preamble.

“Buyer Adjustment Amount” has the meaning set forth in Section 2.3(d)(iii).

“Buyer Indemnified Party” has the meaning set forth in Section 7.1(a).

“Buyer Tax Matter” has the meaning set forth in Section 6.5(c).

“Buyer Tax Returns” has the meaning set forth in Section 6.2(b).

“Cap” has the meaning set forth in Section 7.3(b)(ii).

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“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“Cash” means all unrestricted cash and cash equivalents (including marketable securities) of the Companies, determined in accordance with Accounting Policies, including deposits in transit solely to the extent that there has been a dollar-for-dollar reduction of receivables on account thereof, less all Liabilities of the Companies under outstanding checks, money orders, or similar instruments of, or issued or sent by, the Companies (except to the extent such amount is included in the calculation of “Indebtedness”).

“Claims” has the meaning set forth in Section 7.2(b).

“Claims Notice” has the meaning set forth in Section 7.2(a).

“Claim Response” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Debt” means (i) the Indebtedness of the Companies as of the Closing Date minus (ii) the Assumed Debt Amount.

“Closing Dispute Notice” has the meaning set forth in Section 2.3(c).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended

“Company” and “Companies” have the meaning set forth in the recitals.

“Companies’ Knowledge” means the actual knowledge of Dr. Griff and Mr. Froelich after reasonable inquiry of direct reports; provided, however, that such individuals shall not be deemed to have implied or constructive notice.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Contracts” means all contracts, agreements (including employment agreements, independent contractor agreements, and non-competition agreements), leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders and proposals, in each case oral or written.

“Controlled Group” means any trade or business (whether or not incorporated) that (a) under common control within the meaning of section 4001(b)(1) of ERISA with either Company or (b) which together with either Company is treated as a single employer under section 414(t) of the Code.

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“Copyrights” means all: (a) rights in works of authorship, whether in published or unpublished works, databases, data collections, mask work rights, software, web site content, or any other copyrightable work; (b) rights to compilations, collective works and derivative works of any of the foregoing; (c) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof in the United States Copyright Office or in any similar office or agency of any other country or political subdivision; and (d) moral rights and economic rights of others in any of the foregoing (to the extent available under applicable Law).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Dispute” has the meaning set forth in Section 8.19.

“Disputed item” has the meaning set forth in Section 2.3(c).

“Domain Names” means top level Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Dr. Griff” means Dr. Merle Griff, an individual.

“Employee Plan” and “Employee Plans” have the meanings set forth in Section 4.14(a).

“Employment Agreement” has the meaning set forth in Section 3.2(k).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, or indoor air.

“Environmental Law” means any Law relating to protection of the Environment, Releases of Hazardous Materials or injury to persons or animals relating to exposure to any Hazardous Materials.

“Environmental Liability” means any Liability of either Company existing as of the Closing Date pursuant to Environmental Law, or which relates to the Release of Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Farmers National Bank.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Buyer, the Seller Representative and the Escrow Agent, in the form attached hereto as Exhibit A.

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“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Debt” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Excluded Stow Lease Amount” means the lesser of (i) $170,817.28 or (ii) the outstanding principal balance as of the Closing Date that OpCo is required to pay to Stow Professional Center, LLC under Section 21.03 of that certain Lease, dated September 4, 2014, between Stow Professional Center, LLC and OpCo.

“Expiration Date” has the meaning set forth in Section 7.3(a).

“Final Purchase Price” has the meaning set forth in Section 2.3(d)(i).

“Financial Certificate” has the meaning set forth in Section 3.2(e).

“Financial Statements” has the meaning set forth in Section 4.21(a).

“Foreign Plan” has the meaning set forth in Section 4.14(k).

“Franchise” means any grant by the Franchisor Company to any Person of the right to engage in or carry on a business under or in association with any Intellectual Property owned by OpCo or the Franchisor Company, and a system for the establishment, operation and/or support of such a business.

“Franchise Agreements” means any written Contract pursuant to which the Franchisor Company has granted a Person the right to establish and operate a Franchise.

“Franchise Disclosure Document” or “FDD” has the meaning set forth in Section 4.19(b).

“Franchise Representations” has the meaning set forth in Section 7.3(a).

“Franchisee” means any Person to whom the Franchisor Company has granted a Franchise pursuant to a Franchise Agreement.

“Franchisor Common Stock” has the meaning set forth in the recitals. “Franchisor Company” has the meaning set forth in the preamble. “Franchisor Shares” has the meaning set forth in the recitals.

“FTC” means the United States Federal Trade Commission.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

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“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency, commission, bureau, department, authority, court, arbitration tribunal or instrumentality of any such government or political subdivision or regulatory authority, or any non-governmental or quasi-governmental self-regulatory agency.

“Gross Proceeds” has the meaning set forth in Section 2.2(a).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, infectious or medical wastes, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which would reasonably be likely to give rise to Liability under any Environmental Law.

“Indebtedness” of any Person means: either (a) any Liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments, but only to the extent drawn or called, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with the Accounting Policies, (v) for all or any part of the deferred purchase price of property or services (other than trade or accounts payable to the extent not otherwise contemplated below), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for all earned bonuses/commissions including the employer portion of any employment, payroll, unemployment, or withholding Taxes related to such bonuses/commissions, (vii) for any severance obligations to any Person (including the employer portion of any employment, payroll, unemployment, or withholding Taxes related to such severance obligations), excluding any such amounts payable under a “double trigger” severance agreement as a result of the termination of such Person by Buyer or its Affiliates on or after the Closing Date, or (ix) for any trade or accounts payables to Affiliates or those having a transaction date of 90 days or more prior to the Closing Date; or (b) any Liability of others described in the preceding clause (a) that such Person has Guaranteed. For purposes of this Agreement, “Indebtedness” includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties with respect to the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Companies that are outstanding as of the Closing Date, (C) cash, book or bank account overdrafts, including negative balance cash accounts, (D) customer deposits (including Franchisee deposits), (E) unearned revenue including any current and non-current portions thereof (determined in accordance with the Accounting Principles), and (F) any and all amounts owed by each Company to any of its Affiliates, including the Sellers or any of their Affiliates (other than compensation, benefits or similar payments made in the Ordinary Course of Business). Indebtedness, however, shall not include (i) any amounts owing from one Company to another Company or the Guarantee by one Company of the Indebtedness of another Company, (ii) the Excluded Stow Lease Amount, (iii) amounts owing with respect to the SBA Loan or (iv) amounts owing with respect to the PPP Loans (other than an amount equal to $110,416.45 in connection with PPP Loan 1, which amount has been determined to be unforgiven by the PPP Lender and the SBA and will be repaid to the PPP Lender at Closing in accordance with the Financial Certificate). The Financial Certificate sets forth each Company’s Indebtedness as of the Closing Date (indicating the amount of each individual component of Indebtedness and the Person to whom such Indebtedness is owed). The parties agree that $319,283.38 represents the final amount of Indebtedness owed to DLA Piper for purposes of the calculating the Initial Purchase Price and the Final Purchase Price hereunder.

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“Indemnified Person” has the meaning set forth in Section 7.6.

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Indemnity Escrow Release Date” means one business day after the date that is 12 months after the Closing Date.

“Indemnity Escrow Amount” means $140,000.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive digital information in any form.

“Initial Purchase Price” has the meaning set forth in Section 2.2(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of law, Contract, or otherwise: (a) Copyrights; (b) Domain Names; (c) Patents; (d) Software, (e) Trademarks; (f) Trade Secrets; (g) rights of publicity, and (h) claims and rights in and to all income, royalties, damages, claims, and payments now or hereafter due or payable with respect to any of the foregoing, and in and to all causes of action, either in law or in equity, for past, present or future infringement, misappropriation, violation, dilution, unfair competition or other unauthorized use or conduct in derogation or violation of or based on any of the foregoing rights, and the right to receive all proceeds and damages therefrom, unless not permitted by this Agreement.

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“Investment” means any equity interest, directly or indirectly, in any Person.

“IRCA” has the meaning set forth in Section 4.13(d).

“IRS” means the Internal Revenue Service.

“Law” means any law, common law, constitution, statute, code, ordinance, regulation, rule or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Liability” and “Liabilities” means any and all debts, liabilities, commitments, and obligations, whether direct or indirect, fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due, known or unknown, asserted or not asserted, ascertained or ascertainable.

“Liability Claim” has the meaning set forth in Section 7.2(a).

“Liens” means any assessment, easement, covenant, condition, mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, adverse claim of ownership or similar restrictions or limitations, other than those that customarily arise under securities Laws in private transactions.

“Litigation Conditions” has the meaning set forth in Section 7.2(b).

“Loss” and “Losses” have the meanings set forth in Section 7.1(a).

“Material Franchisees” has the meaning set forth in Section 4.27(a).

“Material Vendors” has the meaning set forth in Section 4.27(b).

“Mr. Froelich” means Brian Froelich, an individual resident of the State of New Jersey.

“Non-Compete Period” means the three-year period immediately following the Closing Date.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“OpCo” has the meaning set forth in the preamble.

“OpCo Common Stock” has the meaning set forth in the recitals.

“OpCo Shares” has the meaning set forth in the recitals.

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“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license. For avoidance of doubt, Open Source Licenses include copyleft licenses.

“Open Source Software” means any Software the use or distribution of which is subject to an Open Source License.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, but taking into account recent past practice in light of COVID-19 and COVID-19 Measures.

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by each Company.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” means all patents of the United States or any other country or political subdivision, including, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, design patents, patent applications, patent disclosures, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing, and economic rights of inventors in any of the foregoing.

“Permits” means any license, permit, registration, authorization, certificate of authority, franchises, accreditation, qualification, exemption consents, clearances, approvals, Orders or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (b) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, manufacturer’s or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course of Business that are not due and payable as of the Closing Date, (c) Liens, if any, associated with each Company’s Indebtedness set forth on the Financial Certificate as of the Closing Date, and (d) Liens incurred in the Ordinary Course of Business that would not materially impair the value of the assets of either Company.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Post-Closing Straddle Period” has the meaning set forth in Section 6.1.

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“Post-Closing Tax Benefit” means the amount of any net reduction in income Taxes actually realized (in the form of a refund, credit, or reduction in otherwise required cash income Tax payments otherwise payable by the Buyer, either Company, or any of their Affiliates with respect to a filed income Tax Return) as a result of the utilization of any Transaction Deductions in a Tax period (or portion thereof) beginning on or after the Closing Date, determined on a “with and without” basis.

“PPP Loans” means PPP Loan 1 and PPP Loan 2.

“PPP Loan 1” means those certain “payroll protection program” loans obtained by the Companies pursuant to the CARES Act from the PPP Loan Lender known as Loan 100341007 and Loan 100339803 in the aggregate principal amount of $281,967.

“PPP Loan 2” means those certain “payroll protection program” loans obtained by the Companies pursuant to the CARES Act from the PPP Loan Lender known as Loan 100370491 and Loan 100370428 in the aggregate principal amount of $266,640.

“PPP Loan Lender” means Farmers National Bank and its successors and assigns.

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the day prior to the Closing Date.

“Privilege Period” has the meaning set forth in Section 6.1.

“Privileged Communications” has the meaning set forth in Section 8.20(a).

“Proprietary Software” means any Software owned by either Company.

“Pro Rata Share” of each Seller means the following: 77.50% for Dr. Merle Griff, 12.50% for Adam Griff and 10.00% for Brian Froelich.

“Purchased Shares” has the meaning set forth in the recitals.

“Real Property” means any and all real property and interests in real property of each Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by each Company.

“Real Property Leases” has the meaning set forth in Section 4.8(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Response Period” has the meaning set forth in Section 7.2(a).

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“Restricted Territory” means: (a) the United States; and (b) the geographic area(s) within a 100-mile radius of any and all Company locations in, to, or for which the applicable Seller worked, to which such Seller was assigned or had any responsibility (either direct or supervisory) immediately prior to the Closing, at any time during the two-year period prior to the Closing, or at any time during the Non-Compete Period.

“Review Period” has the meaning set forth in Section 2.3(b).

“SBA” means the U.S. Small Business Administration.

“SBA Loan” means that certain loan obtained by OpCo from the SBA known as Loan 6740357901 in the principal amount of $150,000.00.

“Sellers” has the meaning set forth in the preamble.

“Seller Adjustment Amount” has the meaning set forth in Section 2.3(d)(ii).

“Seller Instructions” has the meaning set forth in Section 2.2(b).

“Seller Representative” has the meaning in the preamble.

“Seller Representative Expenses” has the meaning set forth in Section 8.8.

“Seller Representative Fund” has the meaning set forth in Section 2.2(b).

“Seller Tax Matter” has the meaning set forth in Section 6.5(b).

“Seller Tax Returns” has the meaning set forth in Section 6.2(a).

“Selling Expenses” means as of the Closing Date any and all (a) unpaid costs, fees and expenses of outside professionals incurred by each Company (including expenses incurred by each Company on behalf of any of the Sellers or any of their Affiliates) relating to the process of selling the Companies whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by each Company triggered exclusively as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes), excluding any such amounts payable under a “double trigger” severance agreement as a result of the termination of such Person by Buyer or its Affiliates on or after the Closing Date, in each case to the extent not included in Indebtedness. The Financial Certificate sets forth the Selling Expenses (indicating the amount and the Person to whom such Selling Expense has been paid or is owed).

“SMRH” has the meaning set forth in Section 8.21.

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

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“Source Code” means computer software in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Special Representations” has the meaning set forth in Section 7.3(a).

“Straddle Period” means any Tax period that begins on or before the day prior to the Closing Date and ends on or after the Closing Date.

“Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by either Company, by one or more directly or indirectly wholly or partially owned subsidiaries of either Company, or by either Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person will have or might have voting power by reason of the happening of any contingency.

“Tangible Personal Property” has the meaning set forth in Section 4.8(c).

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, asset, capital stock, privilege, capital, net worth, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, registration, recording, transaction, business, occupation, premium, real property, personal property, environmental or windfall profit tax, custom, duty or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Matter” has the meaning set forth in Section 6.5.

“Tax Purchase Price” has the meaning set forth in Section 2.4.

“Tax Representations” has the meaning set forth in Section 7.3(a).

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

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“Taxing Authority” means any Governmental Authority responsible for the administration, determination, enforcement, assessment, collection or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 7.2(b).

“Threshold” has the meaning set forth in Section 7.3(b)(i).

“Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means trademarks, service marks, trade dress, trade style, fictional business names, trade names, commercial or commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices, identifiers or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, and the goodwill of the business associated with each of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code.

“WARN Act” has the meaning set forth in Section 4.13(c).

“Worcester Note” means that certain Promissory Note, dated August 7, 2019, made by Worcester Adult Daycare LLC in favor of Franchisor Company.

“Worcester Note Amount” means $49,982.32.

ARTICLE 2: PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing, the Buyer will purchase from the Sellers, and the Sellers will sell, transfer, assign, convey and deliver to the Buyer, all of the Purchased Shares, free and clear of any and all Liens.

2.2 Purchase Price.

(a) Amount. The term “Initial Purchase Price” means an aggregate amount in cash equal to $2,000,000 (in aggregate, the “Gross Proceeds”) plus (i) the Estimated Cash, minus (ii) the Estimated Closing Debt, minus (iii) the Estimated Selling Expenses, minus (iv) the Indemnity Escrow Amount, plus (v) the Boston Note Amount, plus (vi) the Worcester Note Amount, minus (vii) the amount of the Seller Representative Fund.

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(b) Distribution of Initial Purchase Price. At the Closing, the Buyer will pay (or cause to be paid) to (i) the Sellers, the Initial Purchase Price by bank wire transfer of immediately available funds in accordance with Schedule 2.2(b) (the “Seller Instructions”), (ii) the Persons entitled thereto, the specified amounts of the Estimated Closing Debt in accordance with the Financial Certificate, (iii) the Persons entitled thereto, the Estimated Selling Expenses in accordance with the Financial Certificate, (iv) an account specified in the Seller Instructions, the amount equal to $10,000 (the “Seller Representative Fund”), and (v) the Escrow Agent, the Indemnity Escrow Amount into an escrow account pursuant to the terms and conditions of the Escrow Agreement. Notwithstanding anything to the contrary contained herein, in no event will the Buyer or the Companies have any responsibility or liability for the allocation of the Initial Purchase Price or the Final Purchase Price among the Sellers.

(c) Withholding Taxes. The Buyer will be entitled to withhold any and all amounts from the Initial Purchase Price and the Final Purchase Price equal to any withholding Tax owed to any Taxing Authority as a result of the transactions contemplated by this Agreement to the extent required under applicable Law, and any amounts paid to or for the benefit of any Person under this Agreement that constitute wages or compensation subject to employment or withholding Tax may be paid to the applicable Company, which in turn will pay the applicable Person such amounts (less applicable employment or withholding Tax, which will be deposited with the appropriate Governmental Authority in accordance with applicable Law). For avoidance of doubt, any amounts withheld hereunder will be treated as having been paid to the Sellers. Before making any such withholding pursuant to this Section 2.2(c), the Buyer shall use commercially reasonable efforts to give the Sellers notice of the intention to make such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver an IRS Form W-9, the certificate required by Section 3.2(n), or any withholding on payments that constitute wages or compensation) and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three (3) business days before such deduction or withholding is required, in order for the Sellers to obtain reduction of or relief from such deduction or withholding.

2.3 Adjustment.

(a) Estimated Closing Statement. The Seller Representative has prepared and delivered, or caused to be prepared and delivered, to Buyer a statement (the “Estimated Closing Statement”) setting forth: (i) the Sellers’ and the Companies’ good faith estimate of (A) the Cash as of immediately prior to the Closing (such estimate, the “Estimated Cash”); (B) the Closing Debt (such estimate, the “Estimated Closing Debt”); and (C) the Selling Expenses (such estimate, the “Estimated Selling Expenses”); and (ii) the resulting calculation of the Initial Purchase Price, in each case, calculated as of the Closing. The Estimated Closing Statement will be accompanied by a certificate from the Seller Representative certifying that such estimates have been calculated in good faith in accordance with the Accounting Principles. In no event will any amount included in the calculation of Estimated Cash, Estimated Closing Debt or Estimated Selling Expenses be included in any such other calculations to the extent doing so would result in double counting.

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(b) Closing Statement. Within 90 days after the Closing Date, the Buyer will prepare and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth (i) the Cash as of immediately prior to the Closing, (iii) the Closing Debt, and (iv) the Selling Expenses, in each case, in accordance with the Accounting Principles. Promptly following Buyer’s delivery of the Closing Statement to the Seller Representative, and for the duration of the Review Period (defined below), Buyer shall provide the Seller Representative and its representatives who sign a commercially reasonable confidentiality agreement in form and substance reasonably satisfactory to the Buyer, reasonable access to the relevant books and records and employees of the Companies during normal business hours and with at least one business days’ advance written notice, for the purpose of facilitating the Seller Representative’s review of the Closing Statement. Buyer shall continue providing such access throughout the thirty (30) day period following Buyer’s delivery of the Closing Statement to the Seller Representative (the “Review Period”).

(c) Dispute. Within 45 days following receipt by the Seller Representative of the Closing Statement, the Seller Representative shall deliver written notice (a “Closing Dispute Notice”) to the Buyer setting forth in reasonable detail any dispute she has with respect to the preparation or content of the Closing Statement. If the Seller Representative does not deliver a Closing Dispute Notice to the Buyer prior to the end of such 45-day period, the Closing Statement will be final, conclusive and binding on the Parties. In the event that such Closing Dispute Notice is timely delivered, the Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. If the Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after the Buyer’s receipt of the Closing Dispute Notice, either Party, by written notice to the other, may elect to have any item in the Closing Dispute Notice that the Parties were unable to resolve (each such item, a “Disputed Item”) tendered to and resolved by Grant Thornton LLP or, if Grant Thornton LLP is not available for such assignment, such other nationally recognized independent certified public accounting firm upon which the Buyer and the Seller Representative shall reasonably agree (the “Arbitration Firm”). In resolving any Disputed Item, the Arbitration Firm (i) may not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such Disputed Item by either Party and (ii) will base its determination solely on written materials submitted by the Buyer or the Seller Representative (and not on any independent review). The costs of any fees and expenses of the Arbitration Firm shall be borne by the Parties in inverse proportion as they may prevail on the matters resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Arbitration Firm at the time the determination of such firm is rendered on the merits of the matters submitted. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties, upon which a judgment may be rendered by a court of competent jurisdiction, and shall not be subject to appeal or further review.

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(d) Adjustment.

(i) Within five business days after the date on which the Cash, the Closing Debt and the Selling Expenses as of the Closing Date are finally determined pursuant to Section 2.3(c), the Buyer and the Seller Representative shall jointly determine the amount by which the Initial Purchase Price would have been adjusted pursuant to Section 2.3(a) had the amounts finally determined pursuant to Section 2.3(c) been substituted for the estimates determined pursuant to Section 2.3(a) as of the Closing (the result of such calculation being the “Final Purchase Price”).

(ii) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, the “Seller Adjustment Amount”), then the Buyer shall promptly (and in no event later than 3 business days thereafter) pay, or cause to be paid, the Seller Adjustment Amount by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative (for distribution to the Sellers in accordance with their respective Pro Rata Shares). The Seller Adjustment Amount will be deemed an adjustment to and increase to the Initial Purchase Price. Upon payment of the Seller Adjustment Amount, if any, in accordance with the instructions provided by the Seller Representative, the Buyer shall not have any Liability to any Person for (A) any failure of the Sellers to disburse the portion of the Seller Adjustment Amount to any Person, or (B) any errors or omissions by the Sellers in calculating the portion of the Seller Adjustment Amount payable to any Person. For the avoidance of doubt, payment of the Seller Adjustment Amount, if any, in accordance with the instructions provided by the Seller Representative shall constitute full satisfaction of any obligation of the Buyer to make such payment to the Sellers.

(iii) If the Initial Purchase Price exceeds the Final Purchase Price (such excess amount, the “Buyer Adjustment Amount”), then the Sellers shall promptly (and in no event later than 3 business days thereafter) pay to the Buyer an amount equal to the Buyer Adjustment Amount in accordance with their respective Pro Rata Shares by wire transfer of immediately available funds to the account designated in writing by the Buyer. The Buyer Adjustment Amount will be deemed an adjustment to and decrease to the Initial Purchase Price. In the event that Sellers fail to timely pay the Buyer Adjustment Amount, as finally determined pursuant to this Section 2.3, Buyer shall be entitled to offset such amount from the Royalty Amount and no payments on the Royalty Amount will be made to Sellers until an amount equal to the Buyer Adjustment Amount has been withheld from the Royalty Amount by Buyer.

(iv) If the Final Purchase Price is equal to the Initial Purchase Price paid at the Closing, there will be no adjustment to the Initial Purchase Price pursuant to this Section 2.3(d).

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2.4 Post-Closing Royalty Payment. Following the Closing, Buyer shall pay to the Sellers an aggregate amount equal to $1,500,000 (the “Royalty Amount”). The Royalty Amount shall be paid to the Sellers in accordance with their respective Pro Rata Shares (by bank wire transfer of immediately available funds in accordance with Schedule 2.2(b)) as follows:

(a) Following the Closing, Buyer may have direct or indirect subsidiaries or have other Affiliates that are Franchisees to the Franchisor Company. Buyer, and any direct or indirect subsidiary or Affiliate of Buyer, that is a Franchisee of the Franchisor Company as of the Closing, or that becomes a Franchisee of the Franchisor Company following the Closing, is referred to herein as a “Fresh Franchisee Entity”. With respect to each Franchise Agreement of a Fresh Franchisee Entity, Buyer will assign 100% of the monthly royalty fees associated with such Franchise Agreement to Sellers until such time as Sellers have received an aggregate amount equal to the Royalty Amount. For the avoidance of doubt, Buyer will retain 100% of all monthly royalty fees relating to Franchise Agreements not associated with Fresh Franchisee Entities, which royalty fees shall be used by Buyer to pay all corporate operating overhead. During the period in which any portion of the Royalty Amount remains outstanding, Buyer shall not, and shall not permit any Affiliate of Buyer to, engage in or otherwise participate in adult day health and homecare services, except through a Franchise Agreement with the Franchisor Company, and all such Franchise Agreements shall be consistent with Franchise Agreements in effect as of the Closing Date (including the 5% royalty fee).

(b) The payment of the Royalty Amount described in clause (a) above shall be made by Buyer (or such Fresh Franchisee Entity) to the Sellers (in accordance with their respective Pro Rata Shares) on a monthly basis as follows: Within 30 days following the end of each calendar month, Buyer shall (i) pay to the Sellers, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative, an amount equal to 100% of the royalty fees relating to any Franchise Agreements with a Fresh Franchisee Entity for such calendar month (a “Monthly Payment”), and (ii) provide Seller Representative with a written statement (a “Monthly Statement”), signed by an officer of Buyer, setting forth in reasonable detail the amounts and calculations relating to such Monthly Payment, including the amounts paid with respect to each Fresh Franchisee Entity. During the period in which any portion of the Royalty Amount remains outstanding, Buyer shall provide the Seller Representative and her representatives reasonable access to the relevant books and records and employees of the Companies during normal business hours and with at least one business days’ advance written notice, for the purpose of facilitating the Seller Representative’s review of each Monthly Statement, and shall otherwise provide Seller Representative with information as may be reasonably requested by the Seller Representative for the purpose of facilitating the Seller Representative’s review of each Monthly Statement.

(c) In the event any portion of the Royalty Amount remains unpaid on the date that is three (3) years following the Closing Date (a “Royalty Amount Shortfall”), Buyer shall promptly (and in no event later than 3 business days thereafter) make a one- time payment in an amount equal to the Royalty Amount Shortfall to the Sellers (in accordance with their respective Pro Rata Shares), by wire transfer of immediately available funds in accordance with Schedule 2.2(b).

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(d) Veterans Services LLC (“Guarantor”) hereby irrevocably guarantees, absolutely and unconditionally, to Sellers the payment by Buyer of the Royalty Amount (plus enforcement expenses relating to this guaranty) as and when required to be paid pursuant to this Section 2.4. This is a guaranty of payment, and not merely of collection, and Guarantor acknowledges and agrees that this guaranty is full and unconditional, and no release or extinguishment of the Buyer’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guaranty. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby, the consummation of which are conditioned on the Guarantor’s guaranty, provided that Guarantor’s liability hereunder shall not be affected or impaired if it does not receive such benefits. Guarantor hereby waives for the benefit of Sellers, (i) diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Buyer, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 2.4(d), (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law that limit the liability of or exonerate guarantors or sureties and (iii) any rights of subrogation or reimbursement it may have against Buyer. Guarantor agrees that it will not, and will cause its Affiliates not to, institute or maintain any legal proceedings asserting, or asserting as a defense that, its guaranty hereunder is illegal, invalid or unenforceable in accordance with its terms. No failure or delay of Sellers to exercise their rights hereunder shall operate as a waiver thereof.

(e) Subject to compliance with federal and state securities laws, at each Seller’s sole discretion, such Seller shall be permitted to exchange such Seller’s portion of any unpaid Royalty Amount for shares of common stock of Buyer at a price of $1.00 per share (with such price calculated to account for the Buyer’s forthcoming 10,000 to 1 reverse split of Buyer’s common stock, but thereafter subject to standard adjustment upon the issuance of a stock dividend by the Buyer or the split or reverse split of the Buyer’s common stock). Notwithstanding the foregoing, no Seller shall be permitted to exchange any portion of the Royalty Amount for shares of common stock of Buyer pursuant to the preceding sentence to the extent the Royalty Amount is subject to potential offset pursuant to Section 2.3(d)(iii) or Section 7.1(a)(v) hereof.

(f) The Parties agree and intend that all payments made pursuant to this Section 2.4 shall be treated as adjustments to the purchase price for all purposes, including U.S. federal and applicable state and local income Tax purposes. The Parties further agree and intend that the amounts paid pursuant to this Section 2.4 shall be treated as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate.

ARTICLE 3: CLOSING, DELIVERIES AND OTHER ACTIONS

3.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the date hereof (the “Closing Date”), or in such other manner as the Parties agree in writing.

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3.2 Deliveries by the Sellers. At the Closing, the Sellers will deliver (or cause to be delivered) to the Buyer the following items:

(a) stock certificates representing all of the Purchased Shares accompanied by duly executed stock powers and all stock transfer tax stamps attached and otherwise sufficient to transfer the Purchased Shares to Buyer free and clear of all Liens;

(b) long-form good standing certificates (or equivalent documents) for each Company issued by the Secretary of State of the State of Ohio dated within ten (10) business days of the Closing;

(c) a copy of the articles of incorporation of each Company, including all amendments thereto, certified by the Secretary of State of the State of Ohio, and a copy of the bylaws (or equivalent document) of each Company, certified by an officer of such Company;

(d) the original corporate record books and stock record books of each Company;

(e) a certificate of the Sellers setting forth in sufficient detail acceptable to the Buyer the aggregate amount of Indebtedness of each Company and Selling Expenses, in each case as of the Closing Date (the “Financial Certificate”);

(f) all of the Consents listed on Schedule 3.2(f);

(g) written resignations of each director and officer of each Company as may be requested by Buyer;

(h) the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(i) a non-foreign person affidavit that complies with the requirements of section 1445 of the Code, in form and substance reasonably satisfactory to the Buyer, duly executed by each Seller provided, however, that the sole remedy of the Buyer for the failure to provide such affidavit shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with Section 2.2(c);

(j) an IRS Form W-9 (Request for Taxpayer Number and Certification), duly executed by each Seller;

(k) an employment agreement, in the form attached hereto as Exhibit B, by and between Franchisor Company and Dr. Griff (the “Employment Agreement”), duly executed by Dr. Griff; and

(l) such other documents and instruments as the Buyer reasonably requests to consummate the transactions contemplated hereby.

3.3 Deliveries by the Buyer. At the Closing, the Buyer will deliver (or cause to be delivered) to the Sellers the following items:

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(a) the Initial Purchase Price payable as set forth in Section 2.2;

(b) the Escrow Agreement, duly executed by the Buyer;

(c) the Employment Agreement, duly executed by Franchisor Company; and

(d) such other documents and instruments as the Seller Representative reasonably requests to consummate the transactions contemplated hereby.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally (and not jointly) represent and warrant to the Buyer as of the Closing Date as follows:

4.1 Authority, Validity and Effect. Each Seller has all requisite authority and full legal capacity to enter into and perform its, his or her obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein. This Agreement and the Ancillary Agreements have been duly executed and delivered by each Seller pursuant to all necessary authorization and (assuming the due authorization, execution and delivery by the other parties hereto) are the legal, valid and binding obligation of each Seller, enforceable against it, him or her in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).

4.2 Title. Each Seller has good and marketable title to all of the Franchisor Shares and OpCo Shares held by such Seller, in each case, free and clear of all Liens. Each Seller has full power, right, and authority, and any approval required by Law, to (a) make and enter into this Agreement and (b) sell, assign, transfer, and deliver the Purchased Shares owned by such Seller to Buyer. At the Closing, Buyer will acquire good and valid title to the Purchased Shares, free and clear of all Liens (other than Liens that may result from the actions of Buyer or its Affiliates).

4.3 Existence and Good Standing. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly authorized, qualified or licensed to do business as a foreign limited liability company in each of the jurisdictions set forth on Schedule 4.3, which are the only jurisdictions in which such Company is required to be so qualified, except where the failure to be so authorized, qualified or licensed and in good standing, individually or in the aggregate, is not and would not reasonably be expected to be material to the Companies, taken as a whole.

4.4 Power. Each Company has the necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

4.5 Capitalization; No Subsidiaries.

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(a) Schedule 4.5(a) sets forth a true, correct, and complete statement of the capitalization of each Company. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws and any preemptive rights or rights of first refusal of any Person, and all of the Purchased Shares are owned of record and beneficially by the Sellers, free and clear of all Liens. The Shares represent the only issued and outstanding membership interests or equity of the Companies.

(b) The Sellers are the sole record and beneficial owners of 100% of the equity interests of the Companies, and the Sellers have sole unrestricted power to vote and sell the Purchased Shares.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, contingent or otherwise, relating to the equity securities of either Company or obligating any of the Sellers or the Companies to issue or sell any equity securities of, or any other interest in, either Company. None of the Companies has any outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights and there are no voting trusts, proxies or other agreements or understandings among any Seller in effect with respect to the voting or transfer of any of the Shares. No former equity owner of either Company or any of its predecessors, and no former holder of any right to acquire any interest in either Company or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise) has any claim or rights against either Company. There are no Contracts relating to the issuance, sale, transfer, or voting of any equity securities or other securities of either Company.

(d) Neither Company has nor has ever had any Subsidiaries or Investments.

4.6 No Conflict. Except as set forth on Schedule 4.6, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by any Seller of its, his or her respective obligations hereunder or thereunder will (a) violate or conflict with the articles of organization or the operating agreement (or equivalent document) of either Company, or any Law or Order, (b) assuming compliance with the matters referred to in Schedule 4.7 violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage, or Contract or oral understanding to which either Company or any Seller is a party or by which any of their respective assets or properties are bound, (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of either Company or any Seller, or (d) assuming compliance with the matters referred to in Schedule 4.7 invalidate or adversely affect any Permit required for the conduct of the Business.

4.7 No Consents. Except as set forth on Schedule 4.7, no Consent of any Person or Governmental Authority is required in connection with the execution and delivery by any Seller of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

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4.8 Property.

(a) Title. Except as set forth on Schedule 4.8(a), neither Company owns, or has ever owned, any Real Property. Other than the Permitted Exceptions, each Company has good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its tangible assets and properties (including the Leased Real Property) free and clear of any Liens. The assets and properties owned, leased or licensed by the Companies are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the business of the Companies as it is currently conducted.

(b) Real Property Leases. Schedule 4.8(b) sets forth a true and complete description of all Real Property leased, licensed to or otherwise used or occupied (but not owned) by the Companies (collectively, the “Leased Real Property”), including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true, correct and complete copy (or if oral, then a written description thereof) of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Companies pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by either Company or, to the Companies’ Knowledge, the lessor under any of the Real Property Leases, and, to the Companies’ Knowledge, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.8(b), (i) no Consent is required from the lessor under any of the Real Property Leases to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) no Affiliate of either Company or any Seller is the owner or lessor of any Leased Real Property. Neither Company has leased or sublet as lessor or sublessor, and no Person (other than the Companies) is in possession of, any of the Real Property.

(c) Tangible Personal Property. Schedule 4.8(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $2,000 or more, that is owned or leased by the Companies (the “Tangible Personal Property”). Each Company is in full possession of all of its Tangible Personal Property.

(d) Absence of Violations. None of the Real Property, or the leasing, occupancy or use of the Real Property, is in material violation of any Law, including any building, zoning, environmental or other ordinance, code, rule or regulation. The condition and use of the Real Property materially conforms to each applicable certificate of occupancy and all other Permits required to be issued in connection with the Real Property. Each Company has obtained all Permits necessary in all material respects for the operation of its business at the Real Property.

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(e) Reassessments. To the Companies’ Knowledge there is not now pending nor contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by either Company under any agreement relating to the Real Property.

(f) No Condemnation. To the Companies’ Knowledge there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. During the past three years neither Company nor any Seller has received any written notice or oral notice of any such proceeding, and to the Companies’ Knowledge, no such proceeding is contemplated.

(g) Condition of Property. To the Companies’ Knowledge there are no material defects in, mechanical failure of, or damage to, the Real Property (normal wear and tear expected). To the Companies’ Knowledge the mechanical, electrical and HVAC systems serving the Real Property are in good working condition (normal wear and tear expected).

4.9 Litigation. Except as set forth on Schedule 4.9, there is no instance in which either Company is or during the past three years has been (a) subject to any unsatisfied Order, or (b) a party to, or to the Companies’ Knowledge threatened to be made a party to, any Action. There is no Order and no Action pending or to the Companies’ Knowledge threatened against either Company that questions the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, or that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements, or would otherwise prevent the Sellers from complying with the terms of this Agreement.

4.10 Compliance with Laws. Each Company is now, and has been at all times during the past three years, in material compliance with all Laws and Orders. During the past three years, neither Company nor any Seller has received any written, or to the Companies’ Knowledge, oral notification or communication from any Governmental Authority or any other Person (a) regarding any actual, alleged, possible or potential material violation of, or failure to comply in any material respect with, or material Liability under, any applicable Law or Order, or (b) threatening to revoke any Permit owned or held by either Company.

4.11 Necessary Property. The Companies are the only operations through which the Business is conducted, and no similar business is conducted by any Affiliate of either Company or any Seller. The assets and properties currently owned, leased or licensed by each Company, constitute all of the assets and properties used in or necessary to conduct the Business as it is currently conducted.

4.12 Conduct of Business. Other than in connection with the execution and delivery of this Agreement and the performance of the obligations required by this Agreement, and except with respect to recent past practice in light of COVID-19 and COVID-19 Measures, since December 31, 2019, the business and operations of the Companies have been conducted in the Ordinary Course of Business and there has not been any material adverse change in the operation of the business or the performance or financial condition of the Companies. Without limiting the generality of the foregoing, other than in connection with the execution and delivery of this Agreement and the performance of the obligations required by this Agreement, since December 31, 2019 and except as set forth on Schedule 4.12, neither Company has:

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(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under existing lines of credit;

(b) sold, assigned or transferred (including transfers to any employees, members, shareholders or Affiliates) any assets or properties except in the Ordinary Course of Business, or canceled any debts or claims;

(c) waived any material rights of value or suffered any material losses under any Contract;

(d) declared or paid any dividends or other distributions with respect to any units of its membership interests or redeemed or purchased, directly or indirectly, any units of its membership interests, any options or any other rights to acquire any of its equity interests;

(e) taken any other action or entered into any other transaction (including any transactions with employees, members, shareholders or Affiliates) other than in the Ordinary Course of Business;

(f) (i) increased the salary, wages or other compensation rates of any officer, employee, director, manager, or consultant, (ii) made or granted any increase in benefits under any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan, or (iii) made any commitment or incurred any Liability to any labor organization;

(g) made any capital expenditures or commitments therefor other than in the Ordinary Course of Business;

(h) made any change in material accounting or Tax principles, practices or policies;

(i) (i) settled or compromised any Tax liability, (ii) made, changed or rescinded any material Tax election, (iii) surrendered any right in respect of Taxes, (iv) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (v) amended any Tax Return;

(j) made any write-off or write-down of or made any determination to write- off or write-down any of its assets and properties;

(k) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

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(l) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required to be disclosed on Schedule 4.16;

(m) licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Owned Intellectual Property;

(n) commenced or terminated any line of business;

(o) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it;

(p) (i) delayed, or taken any action to delay, payment of any accounts payable of either Company or failed to pay any accounts payable of either Company when due in accordance with their terms, or (ii) accelerated, or taken any action to accelerate, the payment of any accounts receivable of either Company or the collection of customer deposits by either Company; or

(q) agreed to do any of the foregoing.

4.13 Labor Matters.

(a) Union and Employee Contracts. (i) Neither Company is a party to or bound by any union contract, collective bargaining agreement or other similar type of contract, (ii) neither Company has agreed to recognize any union or other collective bargaining representative, no union or group of employees has made a pending written demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Companies’ Knowledge, threatened to be brought or filed, with the National Labor Relations Board, and (iii) to the Companies’ Knowledge no union or collective bargaining representative has been certified as representing any employees of either Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of either Company. Neither of the Companies nor any of their predecessors has experienced any labor strike, slowdown or stoppage or other material labor dispute.

(b) List of Employees, Etc. Schedule 4.13(b) sets forth a list of all officers, directors, managers, employees (which term includes any managing director), consultants and independent contractors of each Company, the rate of all regular compensation payable (including bonuses and commissions) to each such Person in any and all capacities and any regular compensation that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation and any potentially existing change-in-control clause. The Companies do not employ or engage any employee, consultant or individual independent contractor who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice or cause and without further Liability to either Company, subject to applicable Law. To the Companies’ Knowledge, no key employee, key consultant or key individual independent contractor of either Company currently intends to terminate his or her employment relationship or engagement with the applicable Company.

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(c) WARN Act. With respect to the employees of each Company, during the last 12 months, there has been no mass layoff, plant closing, or shutdown that would implicate the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”) and no such action will be implemented without advance notification to the Buyer.

(d) IRCA. All current employees of each Company who work in the United States of America are, and all former employees of each Company who worked in the United States of America whose employment terminated, voluntarily or involuntarily, within the three years prior to the Closing Date, were legally authorized to work in the United States of America. Each Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. Further, at all times during the five years prior to the Closing Date, each Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits. Neither Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no pending claims against either Company under any workers compensation plan or policy or for long-term disability.

(f) Former Employment Arrangements. To the Companies’ Knowledge, no employee of either Company is currently in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.

(g) Manuals, Handbooks, Policies, Etc. True and complete copies have been made available to the Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to the employees of the Companies.

(h) Compliance and Investigations. Neither Company is currently a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither Company nor any of its executive officers has received within the past five years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to either Company relating to employees or employment practices and, to the Companies’ Knowledge, no such investigation is in progress. Each Company is in material compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation and the WARN Act. There are no labor or employment Actions pending, or to the Companies’ Knowledge threatened, between either Company and any employees, current or former, of either Company.

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(i) Effect of Execution and Delivery. None of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by either Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by either Company to any Person.

(j) Effect of Other Agreements. To the Companies’ Knowledge, no current employee, current officer, current director or manager or current consultant or independent contractor of either Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement between such Person and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer, director, manager, consultant or independent contractor of either Company or (ii) the ability of either Company to conduct its business as currently conducted and proposed to be conducted.

4.14 Employee Plans.

(a) Schedule 4.14(a) sets forth a complete list of (i) all “employee benefit plans”, as defined in section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, members, shareholders, consultants, or independent contractors of either Company that are sponsored or maintained by either Company or with respect to which either Company has or is reasonably expected to have any Liability or has made or is required to make payments, transfers, or contributions (all of the above being hereinafter referred to individually as an “Employee Plan” or collectively as “Employee Plans”). The Companies do not have any Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True and complete copies of the following materials have been delivered or made available to the Buyer: (i) the current plan documents for each Employee Plan, including all amendments thereto, or, in the case of an unwritten Employee Plan, a written description of the material terms thereof, (ii) the most recent determination or opinion letters from the IRS with respect to any Employee Plans that are intended to meet the requirements of section 401(a) of the Code, (iii) the most recent summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any Employee Plans that are subject to the reporting and disclosure requirements of Title I of ERISA, (iv) the most recent agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan and (v) any other documents relating to any Employee Plan reasonably requested by the Buyer.

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(c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions for which an exemption does not exist, or breaches of any of the duties imposed on “fiduciaries” (within the meaning of section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on either Company. All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of section 422 of the Code, have been or are fully deductible under the Code. There is no Action pending or, to the Companies’ Knowledge, threatened in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits).

(d) Each Employee Plan intended to be qualified under section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter issued by the IRS, and each trust created under any Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of section 501(a) of the Code, and, to the Companies’ Knowledge, nothing has occurred since the date of any such determination or opinion letter that could reasonably be expected to result in the IRS revoking such plan’s qualified status or the Tax-exempt status of its accompanying trust.

(e) Except as set forth on Schedule 4.14(e), neither Company nor any member of the Controlled Group currently has and at no time in the past has had an obligation to contribute to: (i) a “defined benefit plan” as defined in section 3(35) of ERISA; (ii) a “pension plan” within the meaning of section 3(2) of ERISA subject to the funding standards of section 302 of ERISA or section 412 of the Code; (iii) a “multiemployer plan” as defined in section 3(37) of ERISA or section 414(f) of the Code or (iv) a “multiple employer plan” within the meaning of section 210(a) of ERISA or section 413(c) of the Code.

(f) With respect to each group health plan benefitting any current or former employee of either Company or any member of the Controlled Group that is subject to section 4980B of the Code, each Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of section 4980B of the Code and part 6 of subtitle B of title I of ERISA. No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of section 501(c)(17) of the Code).

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(g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Employee Plan, (A) there is no liability of either Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Companies’ Knowledge, no such proceedings with respect to any insurer are imminent.

(h) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under section 401(a) of the Code. No Employee Plan provides benefits to any individual who is not a current or former employee of either Company, or the dependents or other beneficiaries of any such current or former employee.

(i) Except as set forth in Schedule 4.14(i), the execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from either Company to any current or former officer, employee, director, manager or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director, manager or consultant (or dependents of such Persons) of either Company. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or the Ancillary Agreements by any employee, officer, director or manager of either Company or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in section 1.280G-1 of the Treasury Regulations) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code).

(j) All Employee Plans subject to section 409A of the Code comply in all material respects with both the form and operational requirements of section 409A of the Code and the rules and regulations thereunder, and no amount that is payable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or the Ancillary Agreements will be includible in the gross income of any employee, officer, director or manager of either Company or any of their respective Affiliates as a result of the operation of section 409A of the Code and the rules and regulations thereunder. The Companies do not have any obligation to provide any tax “gross-up” or similar tax restoration payment to any Person in the event any such Employee Plan fails to comply with section 409A of the Code.

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(k) Each Company has classified all individuals who perform services for it correctly for purposes of eligibility to participate under the terms of each Employee Plan.

(l) The term “Foreign Plan” means any Employee Plan that is maintained outside of the United States of America. Neither Company currently maintains, contributes to or is otherwise obligated under, nor in the past has maintained, contributed to or was otherwise obligated under, any Foreign Plans.

4.15 Environmental. Except as set forth on Schedule 4.15:

(a) The Companies do not own or operate any underground tanks or related underground pipes or pumps.

(b) To the Companies’ Knowledge, there is no asbestos nor any asbestos containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property.

(c) Each Company is presently and has for the past five (5) years been in material compliance with all Environmental Laws applicable to the Real Property, formerly owned, leased or operated locations, or its business, and neither Company has any pending Environmental Liabilities.

(d) Neither Company has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property or formerly owned, leased or operated real property, except in material compliance with all applicable Environmental Laws, and there has been no Release of any Hazardous Material by either Company at the Real Property or any property formerly owned, leased or operated by either Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by either Company under any Environmental Law or pursuant to any applicable Contract.

(e) During the last three years, neither Company has (i) entered into or been subject to any Order with respect to any Environmental Liability or relating to obligations under any Environmental Law, (ii) received written notice under the citizen suit provisions of any Environmental Law, (iii) received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Liability or relating to obligations under any Environmental Law or the exposure of any person to Hazardous Materials, or (iv) been subject to or threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law.

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(f) (i) There currently are effective all Permits required under any Environmental Law that are necessary for either Company’s activities and operations at the Real Property, (ii) any applications for renewal of such Permits have been submitted on a timely basis, and (iii) each Company is and has for the past five (5) years been in compliance with the terms and conditions of such Permits.

(g) Neither Company has assumed, undertaken or, to the Companies’ Knowledge, otherwise become subject to any material Liability of any other Person relating to or arising from any Environmental Law.

(h) To the Companies’ Knowledge, neither Company nor the Real Property will require a material capital expenditure or material annual operating expense increase during the three years following the Closing Date to achieve compliance with any Environmental Law.

(i) Each Company has made available to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Liabilities, compliance with Environmental Laws or the exposure of any Person to any Hazardous Material in any way associated with either Company, including previously conducted environmental compliance audits, environmental site assessments, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Real Property or formerly owned, leased or operated property, spill control plans and environmental agency reports and correspondence, in each case for the previous five (5) years.

4.16 Contracts. Schedule 4.16 sets forth all of the Contracts to which either Company is a party or to which any of its assets are bound (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness of either Company or granting of Liens on any property or asset of either Company (including any such contract under which either Company has incurred any Indebtedness), (b) providing for the employment of any Person, (c) containing covenants limiting the freedom of either Company to compete in any line of business or with any Person or in any geographic area or market, (d) concerning the use of or restricting the use of any Owned Intellectual Property or other material Intellectual Property (other than non-exclusive license for commercial, off-the-shelf Software with an annual license fee of less than $50,000), (e) with any members, shareholders, directors, managers, officers, employees or independent contractors of either Company or their respective Affiliates or Affiliates of any Seller, (f) providing for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, equipment or services (including computer hardware, online hosting arrangements or other property or services) in excess of $25,000, including Contracts with supplier or vendors which provide goods and services to Franchisees, (g) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of either Company, (h) pertaining to the lease or license of Real Property, equipment or other personal property, (i) providing for any offset, countertrade or barter arrangement, (j) involving a distributor, sales representative, broker, franchise or advertising arrangement, (k) involving a joint venture, partnership or similar arrangement, (l) involving management services, consulting services, independent contractor services, support services or any other similar services, including service agreements under which either Company is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed care plan or other similar Person, (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise, or (n) any other material contract or agreement. The Companies have provided to the Buyer true, correct and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 4.16 (or required to be listed on Schedule 4.16) is a valid, binding and enforceable obligation of the Company party thereto enforceable in accordance with its terms, subject to General Enforceability Exceptions. With respect to the Contracts listed on Schedule 4.16 (or required to be listed on Schedule 4.16): (i) neither Company nor to the Companies’ Knowledge any other Person is in default under or in violation of any material provision of such Contract; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (iii) neither Company has released any material right under any Contract.

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4.17 Permits. Schedule 4.17 sets forth a true and complete list and description of all Permits issued to each Company and used in the conduct of the Business. Each Company is in compliance in all material respects with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to the Companies’ Knowledge, threatened termination, expiration or revocation of any such Permits. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by any Seller of its, his or her respective obligations hereunder or thereunder will invalidate or adversely affect any such Permits. There are no other Permits that are necessary or required for the conduct of the Business. Neither Company has received any written notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any Permit.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth, with owner, countries, registration and application numbers, as applicable, a complete and correct list of all the following active Owned Intellectual Property: (i) Patents; (ii) registered Copyrights and pending applications therefor; (iii) registered Trademarks, material unregistered trademarks and pending applications for registration of Trademarks; (iv) Proprietary Software; and (v) Domain Name registrations and pending applications therefor. All fees associated with maintaining any pending applications or active registrations for Owned Intellectual Property required to have been set forth on Schedule 4.18(a) have been paid in a timely manner to the proper Governmental Authority and no such fees are or will become due within the three month period after the Closing Date. All of the Owned Intellectual Property required to be listed on Schedule 4.18(a) has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect. All registered and issued Owned Intellectual Property required to be listed on Schedule 4.18(a) is subsisting and valid and enforceable.

(b) Except for Intellectual Property that is used by the Company pursuant to a valid Contract, including without limitation any Open Source License, all of the Intellectual Property used by either Company in the conduct of its business is owned solely by such Company and such Company has the exclusive right to use and possess such Intellectual Property free from (i) any Liens (except for Permitted Exceptions) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Contract set forth on Schedule 4.16, neither Company has licensed to any Person or otherwise granted any right to any Person under any material Owned Intellectual Property or has otherwise agreed not to assert any such Owned Intellectual Property against any Person.

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(c) Except as set forth on Schedule 4.18(c), all former and current consultants or contractors to either Company who have participated in the creation or contributed to the conception or development of any material Owned Intellectual Property of such Company have assigned to such Company, through a valid written instrument all rights to any such Owned Intellectual Property developed by them in the course of their performing services for such Company. All employees of either Company who participated in the creation or contributed to the conception or development of any material Owned Intellectual Property of such Company were employees of such Company at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to such Company. No director, manager, officer, shareholder, employee, consultant, contractor, agent or other representative of either Company owns or, to the Companies’ Knowledge, claims any rights in (nor has any of them made application for) any Owned Intellectual Property.

(d) Each Company uses commercially reasonable measures, including the use of confidentiality and non-disclosure agreements as reasonably required to maintain the secrecy of all Trade Secrets of either Company that either Company or any Seller advocates are material to the operations of either Company and are valuable thereto by virtue of their secrecy.

(e) The operation of the business of the Companies and the possession or use of the Owned Intellectual Property by the Companies does not infringe, misappropriate, dilute, violate or otherwise conflict with, and during the last four (4) years has not infringed, misappropriated, diluted, violated or otherwise conflicted with, any Intellectual Property right of any other Person nor does the operation of the Business as currently conducted constitute unfair competition or deceptive or unfair trade practice. To the Company’s Knowledge, none of the Owned Intellectual Property of either Company is being infringed or otherwise is used or available for use by any Person other than such Company, except pursuant to a Contract listed on Schedule 4.16.

(f) No Action is pending or, to the Companies’ Knowledge, threatened, that (i) challenges the rights of either Company in respect of their ownership or use of any material Intellectual Property or the scope of Intellectual Property, (ii) asserts that the operation of the business of either Company is, was or will be infringing or otherwise in violation of any Intellectual Property, or is, except as set forth in a Contract listed on Schedule 4.16, required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property or (iii) claims that any default exists under any Contract set forth or required to be set forth under clause (d) of Schedule 4.16. None of the Owned Intellectual Property is or has been subject to any Order, and neither Company has been subject to any Order in respect of any other Person’s Intellectual Property.

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(g) To the Companies’ Knowledge, no funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property. To the Companies’ Knowledge, no employee or contractor of either Company who was involved and contributed to the creation or development of the Owned Intellectual Property has performed services for a Governmental Authority, university, college, other educational institution or non-profit organization during a time period when such employee or contractor also was involved in or contributed to the creation or development of the Owned Intellectual Property.

(h) Each Company has complied at all times with all relevant requirements of any applicable data protection Law. Neither Company has received any Order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection Law. No Person has claimed any compensation from either Company for the loss of or unauthorized disclosure or transfer of personal data, and to the Companies’ Knowledge no facts or circumstances exist that might give rise to such a claim insofar as the same relate to either Company.

(i) All the Information Systems used by the Companies are sufficient for the conduct of the Business as currently conducted and as presently proposed to be conducted. The Companies use reasonable means, consistent with standard reasonable industry practices, to protect the security and integrity of all Information Systems used by the Companies.

(j) Upon and after the Closing, the Buyer will own, be licensed or otherwise have the valid right to exploit all Intellectual Property in the possession of the Companies as of the Closing Date upon the same terms and subject to the same conditions as exploited by the Companies prior to the Closing. The Owned Intellectual Property, together with the Intellectual Property that is licensed to either Company pursuant to a valid Contract constitutes all of the Intellectual Property necessary to operate the Business as it is currently conducted.

(k) There are no known material problems or defects in the Proprietary Software that prevent it from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose. The Sellers have given the Buyer full access to any and all information, data and databases documenting any defects, bugs, problems or suggested fixes, upgrades and updates for the Proprietary Software.

(l) As of the date hereof, all of the Companies’ use and distribution of Open Source Software as part of their Company’s Proprietary Software is in compliance with the Open Source Licenses applicable to such use and distribution, including, without limitation, all copyright notice and attribution requirements, including any contractual requirement that the products or services that link with works distributed under the LGPL link to such works using a shared library or other compliant mechanism, as described in the LGPL.

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(m) No Proprietary Software of either Company incorporates or has embedded in it any Source Code subject to an Open Source License, “copyleft” license, or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), such that any Proprietary Software of either Company is subject to any terms of such Open Source License that requires that such Proprietary Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

(n) None of the Companies or any other party acting on behalf of the Companies has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code owned by either Company. As of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to require the disclosure or delivery by the Companies or any other party acting on behalf of the Companies, including an escrow agent, of any Source Code. Schedule 4.18(n) identifies each Contract under which either Company has deposited, or is or may be required to deposit, with an escrow agent, as of the date hereof, any Source Code owned by either Company. Neither the execution of this Agreement nor the consummation of the Ancillary Agreements, would reasonably be expected to result in the release of any material Source Code owned by either Company from or into escrow.

(o) Each Company has taken commercially reasonable measures to prevent, in any of the Proprietary Software, the inclusion of computer code: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit either Company or any third party to access such Software (except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit either Company or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines or mechanisms that would cause the Software to damage or corrupt data, storage media, programs, equipment or communications. To the Companies’ Knowledge, as of the date hereof, no Proprietary Software currently contain such codes or any bug, problem, flaw or similar issue that adversely and materially affects the value, functionality or fitness for the intended purposes of the Software.

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(p) Each Company has taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material digital business data.

4.19 Franchise Operations.

(a) Franchisees. Schedule 4.19(a) contains a true, correct and complete list of the Franchisor Company’s current Franchisees, including the name and address of the Franchisee, the Franchisee’s “Area” as defined in each Franchise Agreement, and the effective and expiration dates of the current Franchise Agreement. Except as set forth in Schedule 4.19(a):

(i) to the Companies’ Knowledge, (x) no current Franchisee is in default with respect to the payment of any royalty, marketing or other fee due to the Franchisor Company in connection with its respective Franchise Agreement; (y) no current Franchisee has received a written notice of default from the Franchisor Company under the terms of any Franchise Agreement and failed to cure such default, and (z) the Franchisor Company has not waived any material default under any current Franchise Agreement, in each case except as would not reasonably be expected to have a material adverse effect;

(ii) to the Companies’ Knowledge, no current Franchisee is the subject of an Action under any Law regarding bankruptcy, insolvency or receivership; and

(iii) Neither Company is in violation or default in any material respect of any current Franchise Agreement, nor, to the Companies’ Knowledge, has either Company received notice of any such violation or default under (including any condition that with the passage of time or the giving of notice or both would cause such a violation or default under) any current Franchise Agreement.

(b) Disclosure Documents. The Franchisor Company’s current franchise disclosure documents, and past seven years of franchise disclosure documents (collectively “Franchise Disclosure Documents” or “FDDs”): (A) materially comply with all applicable FTC franchise disclosure regulations, any other applicable Laws; (B) include and accurately state all material information (including but not limited to the discussion of litigation and regulatory matters) set forth therein; (C) do not omit any required material information; (D) accurately state the Franchisor Company’s position about whether or not it provides to prospective Franchisees “earnings claims” information or “financial performance representations” (as those terms are defined in the past and present FTC franchise disclosure regulations and the North American Securities Administrators Association’s Uniform Franchise Offering Circular Guidelines); (E) have been timely revised to reflect any material changes or developments in the Franchisor Company’s franchise system, agreements, operations, financial condition, litigation matters or other matters requiring disclosure under any applicable Law; and (F) include all material documents (including but not limited to financial statements for the franchisor) required by any applicable Law to be provided to prospective or renewing Franchisees.

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(c) Franchise Agreements. The Franchise Agreements for current Franchisees of the Franchisor Company: (A) materially comply with applicable Laws; (B) do not include provisions that would prevent or otherwise impair or delay either Company’s ability to undergo a change in ownership or control or require the Franchisor Company to notify any Franchisees of such a change in ownership or control; (C) do not obligate the Franchisor Company to buy back or otherwise acquire the stock, assets, or contractual rights of Franchisees; (D) do not contain provisions that would prevent either Company from conducting business in the ordinary course or contain special negotiated changes regarding caps on fee or any other matter; (E) except as set forth in Schedule 4.19(c), do not contain rights of first refusal or other special negotiated provisions regarding territory, (F) do not impose on the Franchisor Company an obligation to guarantee the lease obligations, third party financing obligations, or other material obligations to third parties of the Franchisees; (G) impose an obligation on Franchisees to comply with all applicable Laws; and (H) impose on Franchisees an obligation to maintain commercially reasonable insurance that names the Franchisor Company as an additional insured and permits the Franchisor Company to make such payments to maintain such insurance coverage on behalf of any non-paying Franchisee. The Franchisor Company has delivered to Buyer true, correct and complete copies of all Franchise Agreements and development agreements, and any amendments, addenda or agreements related thereto. Except as set forth in Schedule 4.19(c), any and all amendments and addenda relating to Franchise Agreements for current Franchisees are in writing, and no verbal agreements relating thereto exist.

(d) Registration and Disclosure Compliance. All of the Franchises of the Franchisor Company have been sold or renewed in material compliance with applicable Law, including federal, state, and/or local franchise disclosure and registration requirements. As a result:

(i) During the past three (3) years, each prospective Franchisee was provided with any required FDD within the minimum time period imposed by Law, including, as applicable, at the earlier of (1) fourteen calendar-days before the execution of any agreement with, or the payment of any funds to, either Company by the prospective Franchisee, (2) the first personal face-to-face meeting between the Franchisor Company and the then prospect for the purposes of discussing the acquisition of a Franchise, or (3) at least ten business days before the execution of any agreement with either Company or the payment of any funds to the Franchisor Company by the prospective Franchisee;

(ii) To the Companies’ Knowledge, each prospective Franchisee was provided with a completed execution copy of the Franchisor Company’s Franchise Agreement, or, if applicable, development agreement, respectively, together with any related documents (e.g., collateral assignment of lease agreement and vendor agreements) with all pertinent specific information for such prospective Franchisee, or, if applicable, developer set forth in those agreements and documents within the minimum time period imposed by Law, including (1) at least seven calendar days before the prospective Franchisee signs a revised agreement in which the franchisor has altered the terms and conditions of the franchise or related agreements in a manner that would, by Law, require the seven day waiting period or (2) at least five business days before execution of any agreements with either Company;

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(iii) each FDD provided to a prospective Franchisee complied in all material respects at the time of the delivery of such FDD with all applicable Laws regarding such FDDs;

(iv) in the event that a material change to the franchisor, the franchise system, the franchise offer, or the form of Franchise Disclosure Document occurred between the date of the original disclosure to a prospective Franchisee and the execution of a Franchise Agreement, the Franchisor Company redisclosed any then prospective Franchisee with an updated FDD as may have been required under any applicable Law and observed any waiting periods required by applicable Law before signing of any agreement or payment of any funds;

(v) the Franchisor Company’s FDDs were either properly registered with appropriate franchise regulatory authorities, covered by a proper notice filing with appropriate franchise regulatory authorities or qualified for an exemption from such registration or notice filing requirements and any and all actions to obtain and maintain any notice or exemptions were timely taken;

(vi) the Franchisor Company’s offerings were, where applicable, either properly registered with appropriate business opportunity sales authorities or qualified for an exemption from such registration requirements and any and all actions to obtain and maintain any such exemptions were timely taken;

(vii) the Franchisor Company obtained properly signed acknowledgments of receipt for the delivery of each FDD to prospective Franchisees;

(viii) to the extent that the Franchisor Company may have experienced lapses in one or more jurisdictions for its registrations for franchise offerings, the Franchisor Company did not offer or sell during the period of any such lapses any such Franchises for Franchises (1) in those jurisdictions, (2) to be operated outside those jurisdictions by residents of those jurisdictions, or (3) the sale of which might otherwise have triggered the application of the franchise registration Laws of those jurisdictions during the periods of any such lapse;

(ix) to the extent required by Law, the Franchisor Company has complied with all applicable franchise advertising requirements, including all advertising filing requirements;

(x) to the Companies’ Knowledge, there are no instances in which any of its employees, sales agents or sales brokers for Franchises (1) provided information to prospective Franchisees, that materially differed from the information contained in the FDDs provided to such prospects (including but not limited to “earnings claim” information or “financial performance representations”); (2) made any misstatements or omissions which could be deemed a violation of any Law or form the basis for a fraud or misrepresentation claim; or (3) made any promises or representations to Franchisees that would create additional or different obligations for the Franchisor Company or impair the enforcement of any Franchise Agreement;

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(xi) where required, the Franchisor Company properly filed with appropriate franchise regulatory authorities amendments to its FDDs to reflect any material changes or developments in the Franchisor Company’s franchise system, agreements, operations, financial condition, litigation or other matters requiring disclosure, in each case in accordance with applicable Law; and

(xii) where required, the Franchisor Company complied with all Laws requiring registration, disclosure, and/or other compliance activities associated with any “material modifications” made to the Franchisor Company’s then current Franchise Agreements.

(e) Franchise and Related Litigation. Except as set forth on Schedule 4.19(e), the Franchisor Company’s FDD, dated May 20, 2019, for its standard Franchise Agreement sets forth accurate summary information about all regulatory, civil and criminal actions and matters required by applicable Law to be disclosed, including:

(i) any governmental regulatory, criminal, and/or material civil Actions pending against the Franchisor Company or its officers and directors alleging a violation of a foreign and/or United States franchise, business, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations as well as Actions other than ordinary routine litigation incidental to the Business which are significant in the context of the number of the Franchisor Company’s Franchisees and the size, nature or financial condition of the franchise system or its business operations;

(ii) any convictions of a felony, nolo contendere pleas to a felony charge and adverse final judgments in a civil action in foreign countries and/or the United States for the period for which disclosure is required in the FDD as well as all material Actions for the period for which disclosure is required in the FDD involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations;

(iii) all past or currently effective injunctive or restrictive Orders or penalties relating to the franchise or business under a foreign, federal, state, or local franchise, securities, antitrust, trade regulation, or trade practices law resulting from a concluded or pending action or proceeding brought by a public agency; and

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(iv) in addition, the Franchisor Company has not received notice of any (1) threatened administrative or criminal Actions or (2) any material civil Action against it and/or any persons disclosed in Item 2 of the Franchisor Company’s FDD, dated May 20, 2019, for its standard Franchise Agreement where such threatened civil Action alleges a violation of a foreign and/or United States franchise, antitrust law, or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as Actions other than ordinary routine litigation incidental to the Franchisor Company’s business which are significant in the context of the number of the Franchisor Company’s Franchisees and the size, nature, or financial condition of the franchise system or its business operations.

(f) Franchisee Relations and Operations. The Franchisor Company takes commercially reasonable efforts to protect the confidentiality of its current operations manual, proprietary information and trade secrets. The Franchisor Company’s operations manual, and operating assistance to its Franchisees, is consistent with the Franchisees utilizing an independent contractor model in connection with their franchised business and to the Company’s Knowledge, there are no threatened or pending claims seeking to hold the Franchisor Company liable as a joint employer of its Franchisee’s employees or independent contractors. Except as set forth in Schedule 4.19(f), to the Companies’ Knowledge, the Franchisor Company has not received notice of any (a) material complaint by any current or former Franchisee or (b) desire or plan on the part of a Franchisee to terminate or cancel any relationship with the Franchisor Company or to form any franchisee association.

(g) Franchisee Obligations. The Franchisor Company is not a party to, or a guarantor of, any Franchisee’s (i) lease obligation, (ii) third-party financing obligations or (iii) other material obligations to third parties.

(h) Company Named as Additional Insured. To the Company’s Knowledge, the Franchisor Company is named as an additional insured on all Franchisees’ insurance policies and the Franchisor Company maintains certificates of insurance to that effect.

(i) Franchise Transfer and Terminations. To the Companies’ Knowledge, the Franchisor Company has approved all transfers of franchise rights from an existing Franchisee to another and all persons using the Intellectual Property have duly executed enforceable Franchise Agreements. Franchisor Company’s termination of or effort to terminate or refusal to renew any Franchisee has complied in all material respects with applicable Laws including, in particular, but not limited to, having provided any such Franchisee involved in such a nonrenewal or termination any statutorily required notice and opportunity to cure. The Franchisor Company has complied in all material respects with all other applicable Laws relating to ongoing franchise relationships, the termination of such relationships and/or the non-renewal of such relationships.

(j) Administered Funds. To the Companies’ Knowledge, all funds administered by or paid to the Franchisor Company by or on behalf of one or more Franchisees during the past three years, including funds that Franchisees contributed for advertising and promotion, have been administered and spent in accordance in all material respects with the Franchise Agreements and the Franchise Disclosure Documents.

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4.20 Insurance. Schedule 4.20 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by each Company (the “Insurance Policies”). The Insurance Policies are in full force and effect, and neither Company is in default under any of them. During the past three years no written notice of cancellation or termination or non-renewal has been received by the Companies with respect to any Insurance Policy. During the last three years, neither Company has been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which either Company has applied for insurance or with which either Company has carried insurance. The insurance maintained by the Companies is sufficient to comply in all material respects with all applicable Laws and Contracts to which either Company is a party.

4.21 Financial Statements.

(a) Schedule 4.21(a) sets forth true and complete copies of the (i) audited balance sheets of the Franchisor Company as of December 31, 2019, 2018 and 2017, and the related audited statements of income, members’ equity, and cash flows for the calendar years then ended, and (ii) unaudited balance sheets of the OpCo as of December 31, 2019, 2018 and 2017, and the related unaudited statements of income, members’ equity, and cash flows for the calendar years then ended (the financial statements identified in clause (i) and clause (ii) collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, shareholders’ or members’ equity and cash flows of each Company at the dates and for the time periods indicated and have been reviewed by the management of each Company. The Financial Statements are reviewed by the management of each Company and were derived from the books and records of each Company. Each Company’s internal controls and procedures are sufficient to provide reasonable assurance regarding the reliability of each Company’s financial reporting and the preparation of the Financial Statements.

4.22 Undisclosed Liabilities. Except as set forth on Schedule 4.22, the Companies do not have any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted), except (a) Liabilities reflected in the financial statements of the Companies through the period ended January 31, 2021 or disclosed in the notes thereto, (b) Liabilities that have arisen after January 31, 2021 in the Ordinary Course of Business, none of which relates to (i) a breach of Contract, (ii) a breach of warranty, (iii) a tort, (iv) an infringement, (v) a violation of Law or (vi) an environmental Liability, (c) executory Liabilities under Contracts, or (d) other Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole.

4.23 Accounts Receivable. All accounts receivable of the Companies represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Companies. The reserve on the most recent Financial Statements against the accounts receivable for bad debts has been calculated in a manner consistent with past practice. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts receivable of the Companies are pending or to the Companies’ Knowledge threatened. All of the accounts and notes receivable of the Companies relate solely to sales of goods or services to customers of the Companies, none of whom are members or Affiliates of the Companies or any Seller.

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4.24 Bank Accounts. Schedule 4.24 sets forth a true and complete list of the name and address of (a) each bank or financial institution with which either Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of either Company.

4.25 Indebtedness. Schedule 4.25 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to each Company.

4.26 Taxes. Except as set forth on Schedule 4.26:

(a) All income and other material Tax Returns with respect to any Pre- Closing Tax Period by or on behalf of each Company, to the extent required to be filed on or before the Closing Date, have been timely filed with the appropriate Taxing Authority in substantial compliance with all applicable Laws.

(b) All income and other material Tax Returns relating to any Pre-Closing Tax Periods were correct and complete in all respects and have been prepared in substantial compliance with all applicable Laws. Neither Company is currently a beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes owed by each Company (whether or not shown as due and payable on any Tax Return), including any liability for failure to comply with any escheat, abandoned or unclaimed property Law, have been timely paid to the appropriate Taxing Authority.

(d) Each Company has timely filed or provided all information, returns or reports, including Forms 1099 and W-2 (and foreign state and local equivalents), that are required to have been filed or provided and has accurately reported all information required to be included on such returns or reports.

(e) Each Company has withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other Person.

(f) No Tax Return of either Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(g) There is no Action now pending or, to the Companies’ Knowledge, threatened against or with respect to either Company in respect of any Tax.

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(h) Neither Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(i) Neither Company has received any notice of any ongoing escheatment, abandoned or unclaimed property-related investigation, examination, audit or other Action by any Governmental Authority against either Company, and to the Companies’ Knowledge, there is no escheatment, abandoned or unclaimed property-related investigation, examination, audit or other Action threatened by any Governmental Authority.

(j) Neither Company has been a member of any affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which such Company is or has been the parent. Neither Company has any liability for the Taxes of any Person (other than such Company) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than a commercial contract entered into in the ordinary course of business, no principal purpose of which is related to Taxes), or otherwise.

(k) There are no Liens for Taxes upon any of the assets or properties of either Company, except for Permitted Exceptions.

(l) Neither Company nor any Seller has received written notice of any claim by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction or Governmental Authority.

(m) Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof beginning after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date, (vi) as a result of any election under Section 108(i) or 965 of the Code (or any similar provision of state, local or foreign Law) with respect to the discharge of any indebtedness on or prior to the Closing Date, or (vii) as a result of the use of any impermissible method of accounting on or before the Closing Date.

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(n) Neither Company is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(o) Neither Company has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code.

(p) Neither Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(q) Neither Company has participated in a “listed transaction” as defined in Section 6707A of the Code or section 1.6011-4 of the Treasury Regulations (or any predecessor provision thereto) or any corresponding or similar provision of state or local Law.

(r) Franchisor Company has been a validly electing subchapter S corporation within the meaning of sections 1361 and 1362 of the Code at all times since its formation. OpCo has been as validly electing subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation.

(s) Neither Company will be liable for any Tax under sections 1374 or 1375 of the Code or any similar provisions of state, local or foreign Law in connection with the transactions contemplated by this Agreement.

4.27 Franchisees and Vendors.

(a) Schedule 4.27(a) sets forth all Franchisees (measured by dollar amount of revenue) of the Franchisor Company and the dollar amount of the Franchisor Company’s revenues from each such Franchisee for each of the years ended December 31, 2020, 2019, 2018 and 2017 (“Material Franchisees”). Except as set forth on Schedule 4.27(a), (i) all Material Franchisees continue to be Franchisees of the Franchisor Company and no Material Franchisee has reduced its business with the Franchisor Company from the levels achieved during the year ended December 31, 2019, and to the Companies’ Knowledge, no such reduction will occur; (ii) no Material Franchisee has terminated its relationship with the Franchisor Company or has threatened to do so; (iii) the Franchisor Company is not involved in any claim, dispute or controversy with any Material Franchisee; and (iv) the Franchisor Company is not involved in any claim, dispute or controversy with any of its other business partners that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the either Company.

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(b) Schedule 4.27(b) sets forth the ten (10) largest suppliers or vendors (measured by dollar amount of purchases) of each Company and the dollar amount of each Company’s purchases from each such supplier for each of the years ended December 31, 2020, 2019, 2018 and 2017 (collectively, “Material Vendors”). Except as set forth on Schedule 4.27(b), (i) all Material Vendors continue to be suppliers of the applicable Company and no Material Vendor has reduced its business with the applicable Company from the levels achieved during the year ended December 31, 2019, and to the Companies’ Knowledge, no such reduction will occur, (ii) no Material Vendor has terminated its relationship with either Company or has threatened to do so, (iii) neither Company is involved in any claim, dispute or controversy with any Material Vendor, and (iv) neither Company is involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of either Company. No supplier to either Company represents a sole source of supply for goods and services used in the conduct of its business.

4.28 Related Party Transactions. Except as set forth on Schedule 4.28 and for employment related compensation and benefits provided pursuant to an Employee Plan disclosed on Schedule 4.14(a), none of the Companies, the Sellers or any of their respective Affiliates, nor any current or former director, manager, officer or employee of either Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of either Company, or (ii) in any material property, asset or right that is owned or used by either Company in the conduct of its business, or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with either Company. There is no outstanding Indebtedness owed to either Company from any current or former director, manager, officer, employee or consultant of either Company or any Seller or any of their respective Affiliates.

4.29 Books and Records. All of the books and records of the Companies have been maintained in the Ordinary Course of Business.

4.30 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for either Company or any Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Buyer or either Company will become obligated to pay a fee or commission.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the Closing Date as follows:

5.1 Existence and Good Standing. The Buyer is corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease its assets and to carry on its business in substantially the same manner as currently conducted.

5.2 Power. The Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved and do not require any further authorization or consent.

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5.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers or any other party thereto, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to General Enforceability Exceptions.

5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder will violate or conflict with the Buyer’s certificate of formation or operating agreement (or any similar documents), or any Law or Order.

5.5 No Consents. No Consent of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.6 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated by this Agreement. There is no Action pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.

5.7 Own Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon and the representations and warranties in Article 4, has formed an independent judgment concerning each Company, and the financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given access to such information about each Company as it has requested. Buyer is aware (i) of the significant effects of the COVID-19 pandemic and the COVID-19 Measures with respect to the industries in which the Companies operate, (ii) that the timeframe and processes by which customers, vendors and suppliers in such industries will reopen or otherwise return to pre-pandemic levels remains unknown, and (iii) that the business and operations of the business of the Companies have been and will continue be impacted by the effects of the COVID-19 pandemic and the COVID-19 Measures.

5.8 Solvency. Assuming the accuracy of the representations and warranties in Article 4, (a) immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of Buyer and each Company shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); (b) immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of Buyer and each Company shall have adequate capital to carry on its business; and (c) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or any Company.

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5.9 No Additional Representations. Buyer acknowledges and agrees that none of the Sellers, the Companies, any of their Affiliates or any representatives of any of the foregoing has made (and Buyer and its Affiliates hereby disclaim reliance on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding either Company or its business or asset, except as expressly set forth in Article 4 and qualified by the Disclosure Schedules hereto; provided, however, that this shall not serve to reduce or otherwise diminish the value or validity of a claim based on an assertion of fraud.

5.10 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement for which any Seller will become obligated to pay a fee or commission.

ARTICLE 6: TAX MATTERS

6.1 Apportionment of Taxes. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Companies that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends through the day prior to the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins on the Closing Date and extends to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.1. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended prior to the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period”, a “tax period”, or a “taxable period” means such accounting period and not such Privilege Period. The Sellers will be liable for the payment of all Taxes of the Companies that are attributable to any Pre-Closing Tax Period or any Pre-Closing Straddle Period whether or not shown on any original Tax Return or amended Tax Returns for the period referred to therein, other than any Taxes reflected in the calculation of Indebtedness as finally determine hereunder. Any deduction associated with the Selling Expenses (“Transaction Deductions”) shall be allocated solely to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law.

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6.2 Tax Returns.

(a) The Seller Representative, at the sole cost and expense of the Sellers, will prepare or cause to be prepared, all income Tax Returns of the Companies for Pre- Closing Tax Periods the due date of which are on or after the Closing Date (“Seller Tax Returns”), including the final federal IRS Form 1120S for each Company, in a manner consistent with the past practice of the Companies, except as otherwise required by applicable Law. The Seller Representative will deliver or cause to be delivered a copy of each such Seller Tax Return to the Buyer at least thirty (30) days prior to the due date (including applicable extensions) for filing such Seller Tax Return for the Buyer’s review and comment. The Buyer will provide any written comments to the Seller Representative not later than ten (10) days after receiving any such Seller Tax Return and, if the Buyer does not provide any written comments within such ten (10) day period, the Buyer will be deemed to have accepted such Seller Tax Return. The Seller Representative and the Buyer will attempt in good faith to resolve any dispute with respect to such Seller Tax Return. If the Seller Representative and the Buyer are unable to resolve any such dispute at least ten (10) days before the due date (including applicable extensions) for filing any such Seller Tax Return, the dispute will be referred to the Arbitration Firm for resolution and the fees will be shared one-half by the Seller Representative, on behalf of the Sellers, and one-half by the Buyer. If the Arbitration Firm is unable to resolve any such dispute prior to the due date (including applicable extensions) for filing any such Seller Tax Return, such Seller Tax Return will be filed reflecting the comments of the Buyer, subject to amendment, if necessary, to reflect the resolution of the dispute by the Arbitration Firm. The Buyer will file or cause to be filed all Seller Tax Returns as so prepared. For the avoidance of doubt, Seller Tax Returns will not include any Tax Return of any Seller. The Sellers will pay all Taxes (other than Taxes reflected in the calculation of Indebtedness as finally determined hereunder) owed with respect to such Tax Return within five (5) days of the Buyer’s request therefor.

(b) The Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Companies with respect to any Pre-Closing Tax Period, which preparation and filing will be at the sole cost and expense of the Seller Representative, on behalf of the Sellers, or Straddle Period, which preparation and filing will be at the sole cost and expense of the Buyer, that are due after the Closing other than a Seller Tax Return (“Buyer Tax Returns”), in a manner consistent with the past practice of the Companies, except as otherwise required by applicable Law. The Buyer will deliver or cause to be delivered a copy of each such Buyer Tax Return to the Seller Representative at least thirty (30) days prior to the due date (including applicable extensions) for filing such Buyer Tax Return for the Seller Representative’s review and comment. The Seller Representative will provide any written comments to the Buyer not later than ten (10) days after receiving any such Buyer Tax Return and, if the Seller Representative does not provide any written comments within such ten (10) day period, the Seller Representative will be deemed to have accepted such Buyer Tax Return. The Seller Representative and the Buyer will attempt in good faith to resolve any dispute with respect to such Buyer Tax Return. If the Seller Representative and the Buyer are unable to resolve any such dispute at least ten (10) days before the due date (including applicable extensions) for filing any such Buyer Tax Return, the dispute will be referred to the Arbitration Firm for resolution and the fees will be shared one-half by the Seller Representative, on behalf of the Sellers, and one-half by the Buyer. If the Arbitration Firm is unable to resolve any such dispute prior to the due date (including applicable extensions) for filing any such Buyer Tax Return, such Buyer Tax Return will be filed as prepared by the Buyer, subject to amendment, if necessary, to reflect the resolution of the dispute by the Arbitration Firm. The Sellers will pay all Taxes (other than Taxes reflected in the calculation of Indebtedness as finally determined hereunder) owed with respect to such Tax Return (in the case of a Tax Return for a Straddle Period, Taxes attributable to the Pre-Closing Straddle Period) within five (5) days of the Buyer’s request therefor.

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6.3 Transfer Taxes. All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, recording, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or either Company in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid by the Buyer when due. Except as provided below, the Seller Representative will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Within 30 days after filing, the Seller Representative will provide the Buyer with copies of all such Tax Returns and evidence that all such Transfer Taxes have been paid. If, and to the extent, the Buyer is required by Law to file Tax Returns and other documentation relating to such Transfer Taxes, then the Buyer will timely file such Tax Returns and other documentation. Each Party agrees to use its commercially reasonable efforts to obtain any certificate or other document as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

6.4 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on either Company, the Buyer and the Companies, on the one hand, and the Sellers, on the other hand, will cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

6.5 Certain Controversies. This Section 6.5 and not Section 7.2 will control any inquiry, assessment, Action or other similar event relating to Taxes of the Companies for any Pre-Closing Tax Period or Straddle Period of either Company (a “Tax Matter”).

(a) The Buyer will promptly notify the Seller Representative following receipt of any notice of any Tax Matter; provided, however, that no delay or failure on the part of the Buyer in so notifying the Seller Representative will relieve the Sellers of any liability or obligation hereunder except to the extent the Sellers are materially and demonstrably prejudiced thereby.

(b) For any Tax Matter that relates solely to any Pre-Closing Tax Period (any such Tax Matter, a “Seller Tax Matter”), the Seller Representative, at the sole cost and expense of the Sellers, will have the right (but not the duty) to control the conduct of such Seller Tax Matter; provided, however, that (i) the Buyer will have the right (but not the duty) to participate in such Seller Tax Matter and employ counsel, in either case, at the Buyer’s expense, (ii) the Seller Representative will keep Buyer reasonably informed of the status of such Seller Tax Matter, and (iii) the Seller Representative will not settle any such Seller Tax Matter without obtaining the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned, or delayed.

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(c) For (i) any Seller Tax Matter that the Seller Representative does not elect to control in accordance with Section 6.5(b) or (ii) any Tax Matter that does not relate solely to any Pre-Closing Tax Period, the Buyer will control such Tax Matter (a “Buyer Tax Matter”); provided, however, that (A) the Seller Representative will have the right (but not the duty) to participate in such Buyer Tax Matter and employ counsel separate from the counsel employed by the Buyer, in either case, at its own expense, (B) the Buyer will keep the Seller Representative reasonably informed of the status of such Buyer Tax Matter, and (C) the Buyer will not settle any such Buyer Tax Matter without obtaining the prior written consent of the Seller Representative, which consent will not be unreasonably withheld, conditioned, or delayed.

6.6 Tax Sharing Agreements. All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving either Company will be terminated as of the Closing Date and, after the Closing Date, the Companies will not be bound thereby or have any liability thereunder.

6.7 Tax Refunds. Except to the extent (a) attributable to any Tax attribute generated on or after the Closing Date or (b) reflected in the calculation of Indebtedness as finally determined hereunder, any Tax refunds or credits in lieu thereof of either Company for a Pre- Closing Tax Period (including the Pre-Closing Straddle Period) that are attributable to Taxes paid, or deemed paid by either Company, that are actually received by the Buyer, either Company, or any of their Affiliates on or after the Closing Date, shall belong to the Sellers, and the Buyer shall promptly pay over to the Seller Representative (on behalf of the Sellers) the amount of any such Tax refund or credit in lieu thereof (net of any Taxes arising from the receipt of such refunds, and any reasonable out-of- pocket expenses with respect thereto).

6.8 Amendment of Tax Returns. Notwithstanding anything herein to the contrary, except as required by Law, Buyer shall not and shall not permit the Company to (i) file any amended Tax Returns of the Company for any taxable periods (or any portion thereof) ending prior to or on the Closing Date, or (ii) initiate any voluntary disclosure proceedings for any taxable periods (or any portion thereof) ending prior to or on the Closing Date, in each case, without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, delayed or conditions.

6.9 Post-Closing Tax Benefits. The Buyer shall pay over to the Sellers the amount of any Post-Closing Tax Benefit within ten (10) days after the actual receipt or realization of such Post-Closing Tax Benefit, together with such other information as the Seller Representative may reasonably request to allow it to confirm the calculation of such Post-Closing Tax Benefit. The Buyer agrees that to the extent permitted by Law, the Buyer shall report and utilize, or cause the Companies to report or utilize, all Transaction Deductions on the relevant U.S. federal income Tax Returns for the earliest taxable period for which such Transaction Deductions may properly be reported under applicable Law. Any payment made by the Buyer pursuant to this Section 6.8 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

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ARTICLE 7: REMEDIES

7.1 General Indemnification Obligation.

(a) Sellers Indemnification. The Sellers will severally (but not jointly) indemnify and hold harmless the Buyer, the Companies and their respective shareholders, members, officers, directors, managers, employees, agents and Affiliates (each a “Buyer Indemnified Party”) from and against any and all losses, Liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, loss of Tax benefits, Transfer Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (each, a “Loss” and, collectively, “Losses”) incurred or suffered by any Buyer Indemnified Party based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of the Sellers contained in Article 4 of this Agreement;

(ii) any breach of any covenant or agreement of any Seller contained in this Agreement;

(iii) any Indebtedness of either Company or Selling Expenses, in each case to the extent not included in the calculation of the Closing Debt as finally determined in accordance with Section 2.3;

(iv) (A) any Taxes of or with respect to either Company attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period, (B) any Taxes of any member of an affiliated, combined or unitary group of which either Company is or was a member on or prior to the Closing Date, including pursuant to section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local or foreign Law) and (C) any Taxes of any Person (other than either Company) imposed on either Company as a transferee or successor, by Contract (other than a commercial Contract entered into in the ordinary course of business no principal purpose of which is related to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date; and

(v) any amounts that are not repaid under the Boston Note or the Worcester Note, in each case, when such amounts are due and payable under the Boston Note or the Worcester Note, as applicable (and Sellers specifically agree that any amounts not repaid under either the Boston Note or the Worcester Note, to the extent such amounts are finally determined to be indemnifiable by Sellers pursuant to this Article 7, may be offset at Buyer’s sole discretion against the Royalty Amount (subject to the limitations on indemnification set forth in this Article 7)).

(b) Buyer Indemnification. The Buyer will indemnify and hold harmless the Sellers from and against any and all Losses incurred or suffered by the Sellers based upon, arising out of, or otherwise in respect of:

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(i) any inaccuracies in or any breach of any representation or warranty of the Buyer contained in Article 5 of this Agreement;

(ii) any breach of any covenant or agreement of the Buyer contained in this Agreement; and

(iii) any breach of any covenant or agreement of the Companies contained in this Agreement to the extent required to be performed or complied with following the Closing.

(c) No Contribution. The Sellers will have no right of contribution from any of the Buyer Indemnified Parties with respect to any Loss claimed by a Buyer Indemnified Party to the extent such Loss is determined to be indemnifiable by the Sellers in accordance with this Article 7.

(d) Determination of Loss. All references in this Agreement to “material,” “material respects,” “material adverse effect” and similar qualifications are to be excluded with regard to determining the calculation of Losses under this Article 7. The Buyer Indemnified Parties right to indemnification under this Article 7 will not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including by any of the Buyer’s representatives) or by reason of the fact that the Buyer or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate.

7.2 Notice and Third Party Claims.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after any Party becomes aware of any event or condition that could reasonably be expected to result in a Loss for which that Party is entitled to indemnification under Section 7.1 (a “Liability Claim”), such Party (the “Beneficiary”) will give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Beneficiary. No delay in or failure to give a Claims Notice by the Beneficiary to the Indemnifying Party under this Section 7.2(a) will adversely affect any of the other rights or remedies that the Beneficiary has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Beneficiary except to the extent that such delay or failure has materially prejudiced the Indemnifying Party. The Indemnifying Party will respond to the Beneficiary (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by the Beneficiary. Any Claim Response must specify whether or not the Indemnifying Party disputes the Liability Claim described in the Claims Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, then the Indemnifying Party will be deemed not to dispute the Liability Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Liability Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and (i) if such Liability Claim shall have been made by a Buyer Indemnified Party prior to the Indemnity Escrow Release Date, Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Amount the amount of Losses specified in the Claims Notice, subject to the limitations set forth in this Article 7, and (ii) if such Liability Claim shall have been made (A) by a Buyer Indemnified Party after the Indemnity Escrow Release Date or to the extent the Liability Claim is in respect of amounts in excess of the then available Indemnity Escrow Amount, or (B) by the Sellers, the Indemnifying Party shall be obligated to pay the Beneficiary the amount of Losses specified in the Claims Notice, subject to the limitations contained in this Article 7, in each case within five business days after the last day of the applicable Response Period. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then the Indemnifying Party and the Beneficiary will promptly meet and use their reasonable efforts to settle the dispute. If the Indemnifying Party and the Beneficiary are unable to reach agreement within 30 days after the conclusion of the Response Period, then either the Indemnifying Party or the Beneficiary may resort to the procedures set forth in Section 8.19, subject to the limitations set forth in this Article 7.

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(b) Third Party Claims. If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with Liability Claims, “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Beneficiary within 20 days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Beneficiary; except, that, (i) the defense of such Third Party Claim by the Indemnifying Party must not, in the reasonable judgment of the Beneficiary, have a material adverse effect on the Beneficiary, (ii) the Indemnifying Party must have sufficient financial resources, in the reasonable judgment of the Beneficiary, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (iii) the Third Party Claim must seek (and continue to seek) solely monetary damages, and (iv) the Indemnifying Party must expressly agree in writing that as between the Indemnifying Party and the Beneficiary, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 7.2(b), then the Beneficiary may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.2(b), then the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Beneficiary in connection with the defense of the Third Party Claim; except, that, if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, then the Beneficiary may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, subject to the limitations set forth in this Article 7. The Indemnifying Party or the Beneficiary, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Beneficiary, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Beneficiary a complete release from all Liability in respect of such Third Party Claim, or (y) grants any injunctive or equitable relief. The Beneficiary has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.

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7.3 Survivability; Limitations.

(a) Survivability. The representations and warranties of the Parties contained in this Agreement will survive for a period of 12 months after the Closing Date (the “Expiration Date”); except, that, (i) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Section 4.26 (Taxes) (the “Tax Representations”) will be the date that is 90 days after the expiration of the applicable statute of limitations as extended, mitigated or waived, (ii) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.1 (Authority, Validity and Effect), 4.2 (Title), 4.3 (Existence and Good Standing), 4.4 (Power), 4.5 (Capitalization of the Companies), the second sentence of 4.8(a) (Property), the first sentence of 4.18(b) (Intellectual Property), 4.28 (Related Party Transactions), and 4.30 (Brokers) (collectively, the “Special Representations”) will be the date that is 90 days after the expiration of the applicable statute of limitations as extended, mitigated or waived, and (iii) any Claims pending on any Expiration Date for which notice has been given in accordance with Section 7.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Parties contained in this Agreement will survive after the Closing Date in accordance with their respective terms.

(b) Seller Limitations.

(i) The Sellers will not have any Liability under Section 7.1(a)(i) except to the extent that the aggregate amount of Losses indemnifiable pursuant to such Section exceeds an amount equal to $20,000 (the “Threshold”) and then only to the extent of such excess and subject to the other limitations herein, provided that such limitation shall not apply to any breach or inaccuracy of the Special Representations, the Tax Representations or of any representation or warranty based on fraud by the indemnifying Seller.

(ii) the Sellers’ aggregate Liability under Section 7.1(a)(i) of this Agreement (other than with respect to the Special Representations and the Tax Representations) shall not exceed $300,000 (the “Cap”), provided that such limitations shall not apply to any breach or inaccuracy of the Special

Representations, the Tax Representations or of any representation or warranty based on fraud by the indemnifying Seller.

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(iii) Losses relating to any claims for indemnification shall be net of any amounts actually recovered by a Buyer Indemnified Party under any insurance policies (less expenses and increases in premiums). The Buyer shall use commercially reasonable efforts to pursue recovery under such insurance policies but nothing shall require the Buyer to pursue such insurance prior to seeking indemnification under this Article 7. The Buyer shall remit to the Seller Representative any such insurance proceeds that are paid to the Buyer with respect to Losses for which the Buyer has been previously compensated pursuant to this Article 7.

(iv) No Seller shall have Liability under this Agreement in an aggregate amount greater than the portion of the Purchase Price such Seller actually receives.

(v) Except as set forth in Section 7.3(b)(vi), no Seller shall have any liability pursuant to Section 7.1(a) with respect to a Loss for more than such Seller’s Pro Rata Share of such Loss.

(vi) No Seller shall have any Liability pursuant to Section 7.1(a) with respect to a Loss arising from any breach of a warranty, representation, covenant or obligation of or relating to another Seller (it being agreed that such breaching Seller shall have sole liability for such Loss and that such breaching Seller’s Pro Rata Share of such Loss for purposes of this Section 7.3(b)(vi) only shall be 100%, in each case subject to the other limitations contained herein).

(vii) In calculating any Loss, there shall be deducted any net Tax benefit, credit, or refund which any Buyer Indemnified Party actually realizes as a result of such Loss.

(viii) Notwithstanding the fact that any Buyer Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Buyer Indemnified Party shall be entitled to recover the amount of any Loss suffered by such Buyer Indemnified Party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.

(ix) Each Buyer Indemnified Party shall use its reasonable commercial efforts to mitigate any indemnifiable Loss upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that may be indemnifiable or reimbursable hereunder.

(x) No Seller shall have any Liability under this Agreement for any special damages, punitive damages or similar damages that are not reasonably foreseeable, including diminution of value, lost profits, lost revenues, business interruption, loss of business reputation or opportunity or any damages based on any type of multiple.

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(xi) To the extent that the Sellers indemnify any Buyer Indemnified Party pursuant to Section 7.1(a)(v) for amounts that are not repaid under the Boston Note or the Worcester Note, and within two (2) years subsequent thereto such amounts are repaid under the Boston Note or the Worcester Note, Buyer shall, or shall cause the Companies to, promptly, and in any event within thirty (30) days of actual receipt, pay to the Sellers, in accordance with their respective Pro Rata Shares, such amounts.

(xii) Notwithstanding any provision of this Agreement to the contrary, no Buyer Indemnified Party, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Pre-Closing Tax Period or Pre-Closing Straddle Period, except with respect to any breach of representations set forth in Section 4.26(m), (n), (o) and (p), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by, or omissions by, the Buyer Indemnified Party or any of its Affiliates (including without limitations the Companies) after the Closing on the Closing Date that are not specifically contemplated by this Agreement, or (iv) were already taken into account in the calculation of Indebtedness as finally determined hereunder.

7.4 Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, then the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

7.5 Adjustment to the Purchase Price. Any indemnification payments made pursuant to this Article 7 will be treated as adjustments to the Final Purchase Price, unless otherwise required by Law.

7.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, except as provided in Section 2.3 (Adjustment), from and after the Closing, the rights and remedies of Buyer, the Companies, the Sellers, and any Buyer Indemnified Party (each Buyer Indemnified Party and Seller is referred to herein as an “Indemnified Person”), under this Article 7 are exclusive and in lieu of any and all other rights and remedies which Buyer, the Companies, the Sellers or any Indemnified Person, may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby, except, in each case, for claims arising from fraud in connection with the transactions contemplated by this Agreement. IN FURTHERANCE OF THE FOREGOING, EACH PARTY HEREBY WAIVES, WITH RESPECT TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, ALL OTHER RIGHTS AND REMEDIES ARISING UNDER OR BASED UPON ANY STATUTORY OR COMMON LAW OR OTHERWISE, AND AGREES NOT TO BRING ANY ACTIONS OR PROCEEDINGS AT LAW, IN EQUITY, IN TORT OR OTHERWISE, INCLUDING RESCINDING THE AGREEMENT, IN RESPECT OF ANY BREACHES OF REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS OF THIS AGREEMENT OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, EXCEPT, IN EACH CASE, FOR CLAIMS ARISING FROM FRAUD IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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ARTICLE 8: MISCELLANEOUS

8.1 Competitive Activity; Non-Solicitation; Confidentiality.

(a) Non-Competition. During the Non-Compete Period, neither Dr. Merle Griff, nor any of her Affiliates will, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with the Business within the Restricted Territory, (ii) solicit customers, business, patronage or orders for any business, wherever located, that competes with the Business within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of either Company, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person in any business activity that competes with the Business within the Restricted Territory. Nothing contained in this Section 8.1 will prohibit (i) Dr. Griff or any of her Affiliates from acquiring or holding at any one time a passive investment of less than 2% in the aggregate of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Companies within the Restricted Territory, (ii) Dr. Griff from continuing to write, publish and appear on radio shows and undertake other activities relating to “Mindful Care Community©”, (iii) Dr. Griff from continuing to own and operate MDG Enterprises, LLC in a manner that is not competitive with the Business, including with respect to management agreements relating to integrated affordable housing and related training techniques, (iv) Dr. Griff from continuing to own and operate Interactive Arts, Inc. in a manner that is not competitive with the Business, (v) Dr. Griff from continuing to engage in, produce or otherwise take part in podcasts, including her podcast “Caught between Generations” or (vi) Dr. Griff from performing her obligations under the Employment Agreement (or any subsequent employment, consulting or similar agreement with Buyer or any of its Affiliates (including the Companies)). For the purposes of this Section 8.1, the “Companies” will also include any and all of its direct and indirect subsidiaries or related companies of either Company from time to time.

(b) Non-Solicitation. During the Non-Compete Period, neither Dr. Merle Griff nor any of her Affiliates will directly or indirectly at any time (i) solicit any employees or independent contractors of either Company or any of either Company’s Affiliates to resign from their employment or terminate or otherwise adversely affect such Person’s relationship with either Company, or (ii) solicit any consultants, agents, representatives or vendors of either Company or either Company’s Affiliates to terminate or otherwise adversely affect such Person’s relationship with the Company. Dr. Merle Griff acknowledges that this covenant is necessary to enable either Company and either Company’s Affiliates to maintain a stable workforce and remain in business.

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(c) Non-Hire. During the Non-Compete Period, Dr. Merle Griff will not, directly or indirectly, hire, contract, retain or employ or cause to be hired, contracted, retained or employed any employee of the Buyer, either Company, or any of their respective Affiliates. Notwithstanding the foregoing, nothing in Section 8.1(b) or this Section 8.1(c) shall prohibit any Seller or its Affiliates from soliciting or hiring any Person who responds to a general advertisement or solicitation that is not specifically targeting such Person.

(d) Non-Disclosure.

(i) Each Seller will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing such Seller’s duties as an employee or a consultant of either Company (if applicable), use any Trade Secrets or confidential business and technical information of either Company or any of its customers or vendors, whatever its nature and form and without limitation as to when or how such Seller may have acquired such information. Such confidential information includes either Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Each Seller specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of such Seller and whether compiled by either Company or such Seller, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the applicable Company to maintain the secrecy of such information, that such information is the sole property of the applicable Company and that any retention and use of such information by such Seller (except in the course of performing such Seller’s duties and obligations to the applicable Company) will constitute a misappropriation of the applicable Company’s trade secrets.

(ii) Upon termination of a Seller’s employment, consulting or other arrangement with either Company (if applicable), for any reason, or at any time upon the request of either Company, such Seller will return to the applicable Company all property of the applicable Company in such Seller’s possession, including the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8.1(d)(i). Alternatively, if requested by the Company, such Seller shall, to the extent reasonably possible, destroy such information, including, to the extent reasonably possible, purging all such information from such Seller’s computers, laptops, smartphones, tablets and other storage systems or the like and provide certification in writing of its destruction.

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(e) Nondisparagement. Each Seller will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of either Company or any of its Affiliates. Buyer and its Affiliates will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of any Seller.

(f) Acknowledgment and Relief. Each Seller acknowledges that (i) such Seller’s obligations under this Section 8.1 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Companies if such Seller were to violate such obligations, (ii) the covenants in this Section 8.1 are adequately supported by consideration from the Buyer for the benefit of the Companies after the Closing Date and (iii) the foregoing makes it necessary for the protection of the Business that Dr. Griff not compete with either Company for the reasonable period contained herein. Each Seller acknowledges and agrees that the remedy at law available to the Companies for breach of any of such Seller’s obligations under this Section 8.1 would be inadequate; therefore, in addition to any other rights or remedies that the Companies may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 8.1, without the necessity of proof of actual damage. If it is judicially determined that a Seller has violated Section 8.1 then the period applicable to each obligation that such Seller has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation occurred.

(g) Other Agreements. The obligations and restrictions set forth in this Section 8.1 are in addition to the provisions of any employment, consulting or other agreement between the Buyer or either Company, as applicable, and a Seller that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 8.1.

8.2 Access to Records after Closing. With respect to the financial books and records and minute books of the Companies relating to matters on or prior to the Closing Date:

(a) for a period of seven (7) years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative, and (b) for a period of seven (7) years after the Closing Date, where there is legitimate purpose, including the preparation of Tax Returns, the Buyer shall allow the Seller Representative and its representatives full and complete access to such books and records during regular business hours.

8.3 Personal Guaranties. Buyer shall use commercially reasonable efforts to arrange for the removal as soon as reasonably practicable following the Closing of the guaranties delivered by the Sellers or any of their trustees or family members with respect to the business of the Companies set forth on Schedule 8.3. To the extent that such guaranties set forth on Schedule 8.3 are not terminated prior to the Closing, Buyer shall cause the Companies to indemnify the guarantors thereunder for any and all Losses incurred by reason of the guaranties, except to the extent (and only to the extent) that such Losses are caused, directly or indirectly, by such guarantors’ gross negligence or willful misconduct.

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8.4 Insurance Refunds. Buyer shall cause the Companies to promptly, and in any event within thirty (30) days of actual receipt, pay to the Sellers, in accordance with their respective Pro Rata Shares, any refunds of any premiums paid prior to the Closing on any insurance policies of the Companies that are canceled following the Closing.

8.5 Boston Note and Worcester Note. Following the Closing Buyer shall and shall cause the Companies to use reasonable best efforts to collect all amounts due and payable under the Boston Note and Worcester Note as such amounts become due and payable thereunder but nothing shall require the Buyer to commence litigation to recover such amounts due and payable under the Boston Note and Worcester Note. In the event Buyers are unable to collect all amounts due and payable under the Boston Note and Worcester Note, the Sellers shall be permitted to seek collection thereunder on behalf of the Companies.

8.6 Post-Closing Company Obligations. Following the Closing Buyer shall cause the Companies to comply with all post-Closing Company obligations set forth in this Agreement.

8.7 Seller Representative. Each Seller hereby irrevocably appoints the Seller Representative as agent and attorney-in-fact for each such Seller, for and on behalf of each such Seller, with full power and authority to represent each Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Seller Representative under this Agreement or the Escrow Agreement will be binding upon each such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement, to negotiate and compromise any dispute that may arise under this Agreement or the Escrow Agreement and to sign any releases or other documents with respect to any such dispute. A Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Seller Representative signs on behalf of such Seller pursuant to the authority granted in this Section

8.7. All decisions, actions and instructions by the Seller Representative, including without limitation the defense or settlement of any claims for which Sellers may be required to indemnify the Buyer Indemnified Parties pursuant to Article 7 hereof, will be conclusive and binding on each Seller and no Seller has the right to object, dissent, protest or otherwise contest the same. Each Seller severally (but not jointly) will indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses that they may suffer or sustain as the result of any claim by such Seller that an action taken by the Seller Representative on behalf of the Sellers pursuant to the authority granted by this Section 8.7 is not binding on, or enforceable against, the Sellers. Buyer has the right to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any claims for indemnification by Buyer pursuant to Article 7 hereof, or any other actions required to be taken by the Seller Representative hereunder, and no Party hereunder will have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Seller Representative pursuant to the authority granted by this Section 8.7. The appointment of the Seller Representative is an agency coupled with an interest and is irrevocable and any action taken by the Seller Representative pursuant to the authority granted in this Section 8.7 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The death or incapacity, or dissolution or other termination of existence, of any Seller does not terminate the authority and agency of the Seller Representative (or successor thereto). The provisions of this Section 8.7 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers’ means and includes the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. Notwithstanding the foregoing, any dispute arising under this Agreement or any Ancillary Agreement between the Buyer and/or its Affiliates, on the one hand, and a Seller, on the other hand, that does not involve any other Seller shall be resolved between the Buyer and/or its Affiliates and such Seller and the Seller Representative shall have no authority under this Section 8.7 or otherwise to negotiate or settle such dispute on behalf of such affect Seller. The Seller Representative shall hold and be entitled to use the Seller Representative Fund for the purposes of paying for, or reimbursing the Seller Representative for, any and all reasonable costs and expenses (including reasonable counsel and legal fees and expenses) incurred by the Seller Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement or the Escrow Agreement (including payment of indemnification claims) (collectively, the “Seller Representative Expenses”). To the extent that the Seller Representative Fund is insufficient to cover the Seller Representative Expenses, the Sellers promptly upon request by the Seller Representative and in any event within ten (10) days of such request, shall reimburse the Seller Representative for the Seller Representative Expenses in accordance with their respective Pro Rata Shares. The Seller Representative shall hold the Seller Representative Fund in a segregated bank account and shall not comingle it with any other funds. At such time as the Seller Representative deems appropriate, the Seller Representative shall distribute to the Sellers the remaining Seller Representative Fund in accordance with their respective Pro Rata Shares.

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8.8 Further Assurances. Each Party, at the reasonable request of the other Parties, will execute and deliver or cause to be executed and delivered to such other Parties, such instruments and other documents as may be reasonably necessary in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

8.9 Press Release and Announcements. No Party may issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior approval of the other Parties; except, that, nothing in this Section 8.9 will preclude any Party from making (a) any “tombstone” or similar advertisement that does not state the purchase price, provided the other Party is given sufficient notice and reasonable opportunity to review and approve the content of such advertisement, (b) any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may) consents from any Governmental Authority or (c) the filing by Buyer of a Form 8-K or other required disclosure with the United States Securities and Exchange Commission disclosing the transaction and the terms thereof. Notwithstanding anything to the contrary set forth in this Section 8.9, after the Closing, the Buyer and its Affiliates will be entitled to provide information relating to the subject matter of this Agreement or the transactions contemplated hereby to its or their current and prospective investors without obtaining such prior approval.

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8.10 Expenses. Except as otherwise provided in this Agreement with respect to Selling Expenses and Transfer Taxes, each Party will bear its own expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

8.11 No Assignment. The rights and obligations of the Sellers under this Agreement may not be assigned without the prior written consent of the Buyer. The Buyer may, without the consent of the Sellers, assign its rights and obligations under this Agreement, provided that no such assignment or delegation shall relieve the Buyer of any of its obligations hereunder.

8.12 Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

8.13 Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

8.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “including” and “or” mean without limitation by reason of enumeration. Any reference to the singular in this Agreement will also include the plural and vice versa. Unless specifically stated otherwise, all references to “$” or dollar amounts are to lawful currency of the United States of America.

8.15 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, then the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby and this Agreement shall otherwise remain in full force and effect and shall be construed so as to carry out the original intent of the Parties hereto to the fullest extent possible.

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8.16 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer or email (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Seller Representative or the Sellers:

Dr. Merle Griff

21150 NE 38th Avenue, #903

Aventura, FL 33180

Email: [redacted]

with a copy to (which will not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112-0015

Attention: Christopher G. Froelich, Esq.

Email: [redacted]

If to the Buyer:

Innovative MedTech, Inc.

2310 York St., Suite 200

Blue Island, IL 60406

Attention: Michael J. Friedman

Email: [redacted]

with a copy to (which will not constitute notice):

Law Office of James G. Dodrill II, P.A.

5800 Hamilton Way

Boca Raton, FL 33496

Attention: James Dodrill, Esq.

Email: [redacted]

Any Person may change its address or facsimile number for the purposes of this Section 8.16 by giving notice as provided in this Agreement.

8.17 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

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8.18 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.19 Arbitration. Except as set forth in Section 2.3(a), the Parties agree that any claim, controversy, or other matter in question based upon, arising out of, or otherwise in respect of this Agreement or any Ancillary Agreement, including any dispute arising under any Claim made pursuant to Article 7 (a “Dispute”) will be resolved by arbitration before one arbitrator chosen from a list of arbitrators provided by the American Arbitration Association (the “AAA”) and mutually agreed to in writing by the Buyer and the Seller Representative. If the Buyer and the Seller Representative cannot reach an agreement on an arbitrator within 15 days of receipt of the list provided by the AAA, then on the 15th day, the Buyer and the Seller Representative will convene a conference with the AAA case administrator (or such other AAA staff member as the AAA will make available). The claimant and the respondent will alternate striking one arbitrator from the list until one arbitrator is left, which such arbitrator will be appointed. If such arbitrator is unable or unwilling to serve, then the next to last candidate will be chosen. Arbitration proceedings initiated pursuant to this Section 8.19 are, to the extent not telephonic, to be held in Cleveland, Ohio, or at such other location as is mutually agreed to by the Buyer and the Seller Representative, on a date and at a time that is reasonably acceptable to the Buyer and the Seller Representative. As promptly as practicable after the arbitrator is selected (and, in any event, within 15 days after the arbitrator’s engagement), the Seller Representative (and his or her professional advisors) and the Buyer (and its professional advisors) will prepare and submit a written presentation to the arbitrator, which may include, in addition to the arguments and position statements of each Party, exhibits and testimony in the form of affidavits. As soon as practicable thereafter (and, in any event, no later than 30 days after submission), the arbitrator will choose either the Buyer’s or the Seller Representative’s position based solely upon the written presentation of the Buyer (and its professional advisors), on the one hand, and written presentation of the Seller Representative (and his professional advisors), on the other hand. The Buyer and the Seller Representative will be responsible for its, his or her, respectively, own costs and fees incurred in connection with such Dispute. The Buyer and the Seller Representative will share equally the fees and expenses of the arbitrator. The determination of the arbitrator, which must be in writing and promptly furnished to the Buyer and the Seller Representative, will be conclusive and binding on the Buyer and the Seller Representative. It is the desire and intent of the Parties that such arbitration be held without any discovery, deposition or motion practice, that the arbitrator receive evidence solely through the written submissions and not hold an evidentiary hearing, and that the arbitrator has no ability to extend dates or apply rules that conflict with these provisions.

8.20 No Third Party Beneficiaries. Except as expressly provided in this Agreement (including any Person entitled to indemnification under Article 7), no Person that is not a party hereto or his, her or its successor, permitted assign, executor or legal representative will have any right or obligation pursuant to this Agreement.

8.21 Legal Representation. Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) has acted as counsel for the Sellers and the Companies in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Acquisition Engagement”).

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(a) Acquisition Engagement. All communications between Sellers or the Companies and SMRH in the course of the Acquisition Engagement (“Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to the Sellers and not the Companies. Accordingly, Buyer shall not have access to any Privileged Communications or to the files of SMRH relating to the Acquisition Engagement whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and SMRH shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Companies nor Buyer shall be a holder thereof, (ii) to the extent that files of SMRH in respect of the Acquisition Engagement constitute property of the client, only the Sellers shall hold such property rights, and (iii) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or Buyer by reason of any attorney-client relationship between SMRH and the Company or otherwise.

(b) Post-Closing Representation of the Sellers Including Matters Relating to the Acquisition. If the Sellers so desire, and without the need for any consent or waiver by the Companies or Buyer, SMRH shall be permitted to represent the Sellers after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Sellers any of their agents or Affiliates, or any one or more of them, in connection with any matter whatsoever, including, without limitation, any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, the Companies or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement, whether or not such matter is related to the Acquisition Engagement.

(c) Cessation of Attorney-Client Relationship With Companies. Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with SMRH, unless after the Closing SMRH is subsequently engaged in writing by the Companies to represent the Companies and either such engagement involves no conflict of interest with respect to the Sellers or the Sellers consent in writing to such engagement. Any representation of the Companies or Buyer, or any of their respective Affiliates, by SMRH after Closing shall not affect the provisions of this Section 8.21. For example, and not by way of limitation, even if SMRH is representing the Companies thereof after the Closing, SMRH shall be permitted simultaneously to represent the Sellers in any matter, including, without limitation, any disagreement or dispute relating to the transactions contemplated hereby. Furthermore, SMRH shall be permitted to withdraw from any engagement by the Companies or Buyer, or any of their respective Affiliates, in order to be able to represent or continue so representing the Sellers even if such withdrawal causes the Companies or any Affiliate thereof additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

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(d) Consent and Waiver of Conflicts of Interest. The Sellers, the Companies and Buyer consent to the arrangements in this Section 8.21 and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.

8.22 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Blank – Signature Page Follows]

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 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

BUYER:

INNOVATIVE MEDTECH, INC.

By:	/s/ Michael J. Friedman
Name: Michael J. Friedman
Title: President

GUARANTOR:

VETERANS SERVICES LLC solely for the limited purposed set forth in Section 2.4(d).

By:	/s/ Charles Everhardt
Name: Charles Everhardt
Title: Manager

[Signature Page Stock Purchase Agreement]

COMPANIES:

SARAH ADULT DAY SERVICES, INC.

By:	/s/ Dr. Merle Griff
Name: Dr. Merle Griff
Title: President

SARAH DAY CARE CENTERS, INC.

By:	/s/ Dr. Merle Griff
Name: Dr. Merle Griff
Title: President

SELLER REPRESENTATIVE:

/s/ Dr. Merle Griff
Dr. Merle Griff

[Signature Page Stock Purchase Agreement]

SELLERS

/s/ Dr. Merle Griff
Dr. Merle Griff

/s/ Adam Griff
Adam Griff

/s/ Brian Froelich
Brian Froelich

[Signature Page Stock Purchase Agreement]

ANNEX A

Ownership of Companies

	HOLDER	EQUITY
Franchisor Company
1.	Merle D. Griff	850 Class A voting common stock and 5,737.5 Class B non-voting common stock
2.	Adam Griff	1,062.5 Class B non-voting common stock
3.	Brian Froelich	850 Class B non-voting common stock
OpCo
1.	Merle D. Griff	600 Class A voting common stock and 4,050 Class B non-voting common stock
2.	Adam Griff	750 Class B non-voting common stock
3.	Brian Froelich	600 Class B non-voting common stock

EXHIBIT A

Form of the Escrow Agreement

EXHIBIT B

Employment Agreement